Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter, this “Lease”) is made and entered into as of this          day of                     , 2014 (the “Effective Date”) by and between LM-VP ATRICURE, LLC, a Delaware limited liability company (“Landlord”), and ATRICURE, INC., a Delaware corporation (“Tenant”), under the following circumstances:

A.	Landlord and Tenant desire that Landlord or Landlord’s contractor construct the Building (as hereinafter defined) on approximately 10.5 +/- acres of located on Innovation Way, City of Mason, Warren County, Ohio more particularly described in Exhibit “A” attached hereto (the “Land”), which Building and the Land (collectively the “Premises”) will be leased by Tenant and used in its business operations upon completion of the construction thereof. The Premises are shown on the Site Plan attached hereto as Exhibit “B” (the “Site Plan”).

B.	Landlord and Tenant agree that Tenant shall lease the Premises from Landlord upon the terms and conditions set forth herein.

NOW, THEREFORE, Landlord, for and in consideration of the rents to be paid and the covenants and promises of Tenant as hereinafter set forth, hereby leases the Premises to Tenant; TO HAVE AND TO HOLD the same subject to all terms, conditions, covenants and agreements of this Lease.

1.	LEASE OF PREMISES

Landlord, for and in consideration of rents, covenants and agreements to be paid and performed by Tenant hereunder, hereby leases the Premises to Tenant, and Tenant hereby accepts and agrees to take the Premises, subject to the terms and conditions of this Lease, and to pay all rents and perform all covenants and agreements provided for herein in accordance with the terms and conditions specified herein. The “Commencement Date” of the term of this Lease shall be as defined in Section 2(a).

2.	TERM

a) The initial term (the “Initial Term”) of this Lease shall commence upon the date the Work (as defined on the Work Letter attached hereto as Exhibit C (the “Work Letter”)), is Substantially Complete (as defined in the Work Letter) (the “Commencement Date”) and shall end on either (a) if the Commencement Date is the first day of a month, the fifteen (15) year anniversary of the day immediately preceding the Commencement Date or (b) if the Commencement Date is not the first day of a month, the fifteen (15) year anniversary of the last day of the month in which the Commencement Date occurs. Once the Work is Substantially Complete, Landlord and Tenant shall execute and deliver a Certificate confirming the Substantial Completion date, the Commencement Date, and the termination date for the Initial Term.

b) Provided that Tenant is not in default hereunder beyond any applicable cure period, Tenant shall have the option to renew the term of this Lease for up to three (3) additional consecutive periods of five (5) years each (each, a “Renewal Term, and collectively, the

“Renewal Terms”). All the same terms and conditions of this Lease that apply during the Initial Term shall apply during any Renewal Term, if exercised, except (i) the Base Rent (as hereinafter defined), which shall be determined in accordance with Section 3 below, and (ii) Landlord shall have no obligation under the Work Letter. Tenant shall renew this Lease, if at all, by giving written notice to Landlord of its intent to renew no less than one (1) year prior to the expiration of the Initial Term or then current Renewal Term, if applicable (the “Renewal Notice”). Failure to timely give such Renewal Notice shall be deemed a waiver of Tenant’s renewal rights hereunder.

c) As used in this Lease, the phrase “the term of this Lease,” “Lease term,” or any similar phrase shall include, where appropriate, the Initial Term and any properly exercised Renewal Term. Landlord and Tenant agree to execute a Commencement Declaration upon Substantial Completion of the Premises confirming the commencement of the term of this Lease, the commencement of Base Rent and Additional Rent under this Lease, and confirming any other dates deemed appropriate under this Lease.

3.	RENT

a) Tenant covenants and agrees to pay rent (“Base Rent”) during the term of this Lease in the amounts specified in this Section 3. All Base Rent shall be paid in advance to Landlord by Tenant, without demand or setoff, no later than the first day of each month during the term of this Lease and shall be sent to Landlord at the address set forth in Section 33 below or at such other address as Landlord may specify from time to time. If required by Landlord’s lender, Tenant shall establish an automated deposit of Base Rent in an account designated by Landlord. If the Commencement Date is not the first day of a month, the first payment of Base Rent shall be due on the Commencement Date and shall be prorated for the remaining portion of that calendar month. In such event, Month 1 in the Base Rent table below shall include any partial calendar month plus the next full calendar month (e.g., if the Commencement Date occurred on August 14, 2015, the first installment of Base Rent would be due August 14, 2015, and Month 1 would include the remainder of August 2015 plus all of September 2015).

The amount of Base Rent to be paid by Tenant shall be as follows:

MONTHS	ANNUAL BASE RENT	MONTHLY BASE RENT

1-12	$1,353,440	$112,786.67

13-24	$1,380,509	$115,042.42

25-36	$1,408,119	$117,343.25

37-48	$1,436,281	$119,690.08

49-60	$1,465,007	$122,083.92

MONTHS	ANNUAL BASE RENT	MONTHLY BASE RENT

61-72	$1,494,307	$124,525.59

73-84	$1,524,193	$127,016.08

85-96	$1,554,677	$129,556.42

97-108	$1,585,771	$132,147.58

109-120	$1,617,486	$134,790.50

121-132	$1,649,836	$137,486.33

133-144	$1,682,833	$140,236.08

145-156	$1,716,489	$143,040.75

157-168	$1,750,819	$145,901.58

169-180	$1,785,835	$148,819.58

Renewal Terms:    In accordance with Section 3(b) below.

b) Base Rent for each Renewal Term shall be determined by agreement of Landlord and Tenant with reference made to market rent for similar office buildings in the Cincinnati metropolitan area, and specifically taking into consideration the mixed – use nature of the Building containing office, light – manufacturing/ warehousing, and research/laboratory components/uses (adjusted to reflect, if then applicable, the lack of tenant improvement allowance, free rent, commissions, and other concessions) being provided during the Renewal Term. If Landlord and Tenant are unable to come to an agreement on the amount of Base Rent for a Renewal Term on or before forty-five (45) days after the date Tenant is required to give the Renewal Notice to Landlord for each Renewal Term, then Landlord and Tenant each shall appoint a Member of the Appraisal Institute designated appraiser experienced with appraising office properties in the Mason metropolitan area (“MAI Appraiser”) to independently appraise the Premises and propose a market-based Annual Base Rent for each Lease Year of the Renewal Term on or before thirty (30) days after such appointment. For purposes of comparison of the Annual Base Rent amounts for the Renewal Term proposed by each of the MAI Appraisers as set forth below, the comparison will be based on the aggregate amount of Annual Base Rent determined by the MAI Appraiser for the entire Renewal Term. If the Annual Base Rent amounts proposed by Landlord’s MAI Appraiser and Tenant’s MAI Appraiser are the same or differ by less than ten percent (10%) of the higher appraisal, then the Annual Base Rent amount for the Renewal Term shall be equal to the average of the two appraisals. If the Annual Base Rent amounts proposed by Landlord’s MAI Appraiser and Tenant’s MAI Appraiser differ by ten percent (10%) or more of the higher appraisal, then Landlord and Tenant shall cause their respective MAI Appraisers to appoint a third MAI Appraiser. This third MAI Appraiser will select one of the two Annual Base Rent amounts from the two original MAI Appraisers as best reflecting the true market Base Rent for the Premises. The determination of such third MAI Appraiser shall be conclusive and binding on the parties. The respective costs of the two original MAI Appraisers shall be paid by the party appointing such MAI Appraiser. The cost of the third MAI Appraiser (if necessary) shall be paid one-half (1/2) each by Landlord and Tenant. In the event the Annual Base Rent for a Renewal Term is not determined in accordance with this Section 3(b) by the commencement of such Renewal Term, Tenant shall continue to pay the Base Rent at the rate in existence as of the then-expiring Term with Tenant paying Landlord retroactively the difference between the ultimately determined Base Rent and the Base Rent actually paid for such period. Such retroactive payment of Base Rent shall be paid along with the installment of Base Rent for the month immediately following the determination.

c) In addition to the payment of Base Rent, Tenant shall pay for all Taxes (as defined Section 7), Utilities (as defined in Section 8), Operating Expenses (as defined in Section 9), costs of insurance (as defined in Section 10), and such other items and expenses required under this Lease to be paid by Tenant (such items being collectively referred to as “Additional Rent,” and collectively with Base Rent, defined as “Rent”). If Tenant fails to comply with any of its obligations hereunder after any applicable notice and opportunity to cure provisions under Section 20 (or prior to such time in the event of an emergency or in order to avoid material damage to the Premises or other liability), Landlord shall have the right to cure such failure and incur expenses to do so, and all reasonable amounts so paid or incurred shall automatically be deemed Additional Rent payable by Tenant with the first installment of Base Rent becoming due and payable after Landlord gives written notice to Tenant of such expense and an itemization thereof, together with interest thereon at the prime rate (as published in the Wall Street Journal or similar publication) plus 5%, and may be collected as provided by law in the case of rent (the “Rate”).

d) If Tenant fails to pay any installment of Base Rent, Additional Rent or other sum due hereunder when due, Tenant shall pay Landlord a late fee equal to 5% of such amount, together with interest at the Rate if not paid within ten (10) days after such amount is due, from the due date until the date paid.

e) On or prior to the Commencement Date, Tenant shall deliver to Landlord an unconditional, clean, irrevocable letter of credit (the “LOC”) in the amount of $1,250,000.00, issued by a bank reasonably acceptable to Landlord that accepts deposits, maintains accounts and negotiates letters of credit, and whose deposits are insured by the FDIC (the LOC shall sometimes be referred to herein as the “Security”). The LOC will be in form and content reasonably acceptable to Landlord, and transferable without cost to Landlord from time to time. Tenant will pay all charges to obtain the LOC. The LOC will be payable solely upon its presentation with a sight draft.

The Security will be held by Landlord as security for the performance by Tenant of its obligations under this Lease. If a default occurs after the expiration of the cure period, if any, under Section 18 hereof, or if Tenant fails to renew the LOC at least thirty (30) days before its expiration or replace it with a letter of credit satisfying the conditions of this subparagraph (e), Landlord may, but will not be required to, draw upon all or any portion of the Security for payment of any Base Rent, Additional Rent or other sums due hereunder. The use of the Security or any part of it by Landlord will not prevent Landlord from exercising any other right or remedy provided by this Lease or by applicable law. Landlord will not be required to proceed against the Security. The Security will not operate as a limitation on any recovery to which Landlord may be entitled. Any amount of the LOC that is drawn by Landlord, but is not used or applied by Landlord, will be held by Landlord and deemed part of the Security. If any portion of the LOC is drawn, Tenant shall, within five (5) business days after written demand, either (i) deposit cash with Landlord in an amount sufficient to cause the sum of any cash held by Landlord as a result of a draw on the LOC and not applied against amounts due under the Lease and the amount of the remaining LOC to equal $1,250,000.00 or (ii) reinstate the LOC to the amount of $1,250,000.00. So long as Tenant performs its obligations under this Lease, the LOC and the Security will be returned to Tenant within thirty (30) days after the expiration of the term of this Lease.

Provided no default by Tenant (after expiration of applicable notice and grace periods) shall have occurred hereunder, upon Tenant achieving a net positive income as evidenced by an annual audited financial statement of Tenant, Landlord shall return the Security to Tenant within a reasonable time.

4.	LANDLORD IMPROVEMENTS

Landlord shall construct or cause to be constructed on its behalf the Work as described in and in accordance with the terms of the Work Letter.

5.	FORCE MAJEURE

In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any obligation required under this Lease (including without limitation the Work Letter) by reason of restrictive governmental laws or regulations, terrorism, labor disputes, work stoppages, acts of God, riots, insurrection, war, unusually inclement weather, strikes, lockouts, inability to procure through commercially reasonable efforts labor, materials, equipment, supplies or energy, act, failure to act or delay in acting of or by any governmental or quasi-governmental department, agency or official, or anything else outside of the reasonable control of Landlord or Tenant, but only if and to the extent that such circumstance materially and adversely affects the ability of the Landlord or Tenant, as applicable, to perform its obligations under this Lease (each, a “Force Majeure”), then the performance of such obligation shall be excused for the period of such delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay and the Substantial Completion Dates (as defined in the Work Letter) shall be extended accordingly. Landlord shall use commercially reasonable efforts to mitigate the effect of a Force Majeure event. In the event the party asserting Force Majeure shall fail to notify the other party in writing within five (5) days after the party claiming Force Majeure has knowledge of any incident of Force Majeure, the party claiming Force Majeure shall not have the right to claim any period of delay occurring prior to such notice. Notwithstanding the foregoing, Force Majeure shall not operate to delay any payments required by Tenant hereunder after Landlord has delivered the Premises in compliance with the Work Letter.

6.	USE OF PREMISES

Tenant shall use the Premises solely for the purpose of conducting thereon general office, research/laboratory, light manufacturing and warehousing functions and uses, including, without limitation, the uses and functions of the business currently conducted by Tenant, and any other ancillary or incidental use in conjunction with Tenant’s use. Any other use of the Premises shall be subject to the prior approval of Landlord, with such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not commit waste with respect to the Premises.

Following completion of the Work, Tenant shall, at Tenant’s own cost and expense, comply with the requirements of law and with all ordinances, regulations, enactments, rules, orders or requirements of any federal, state, municipal or other lawful authority governing (the “Laws”), and all applicable contracts (including without limitation insurance policies), agreements, covenants, conditions and restrictions of public record or of which Tenant has knowledge relating to, Tenant’s use and occupancy of the Premises or otherwise applicable to the Premises, whether now existing or hereafter enacted, including without limitation any alterations, additions or improvements required thereby and shall hold Landlord harmless in all respects therefrom. Tenant shall be obligated to reimburse Landlord, or pay directly (at the option of Landlord), any costs relating to the Premises arising with respect to the term of this Lease pursuant to any covenants, conditions, easements, restrictions, agreements or Laws.

7.	TAXES AND ASSESSMENTS

a) Tenant shall be responsible for and directly pay, on or before the date of delinquency, all Taxes (as hereinafter defined) against the Premises becoming due and payable during the term of the Lease after the Commencement Date. Proof of payment of such Taxes shall be delivered promptly to Landlord.

b) As used in this Lease, the term “Taxes” means all taxes, service payments in lieu of taxes, repayment or clawback of exempted taxes, assessments and levies, whether general or special, ordinary or extraordinary, of every nature or kind whatsoever that may be taxed, charged, assessed, levied or imposed at any time during the term of this Lease by any governmental authority upon or against (i) the Land, (ii) the Building, (ii) the Rent or other sums payable by Tenant under this Lease, or (iii) this Lease or the leasehold estate created by this Lease (specifically including without limitation the State of Ohio gross receipts tax but specifically excluding any local, state or federal income taxes of Landlord). Tenant shall not be required to pay any franchise, estate, inheritance, transfer, income or similar tax of Landlord unless that tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy that Tenant is required to pay pursuant to this Section 7.

8.	UTILITIES

During the term of this Lease after the Commencement Date, Tenant shall be responsible for and directly pay, on or before the date of delinquency, all charges, assessments and fees for all utilities used or consumed on the Premises, including, but not limited to electricity, gas, water, sewer, storm sewer, cable, fiber optics, telephone and trash collection (“Utilities”). If Tenant is unable to use the Premises as a result of interruption in utilities caused by the gross negligence of Landlord or its employees, contractors, agents or servants, specifically intending to exclude, without limitation the acts or omissions of the utility provider, the Base Rent shall abate until the interruption caused by the gross negligence of Landlord ceases, and Landlord agrees that it shall use good faith, commercially reasonable efforts to cure such interruption. It is understood and agreed that Landlord (i) shall be under no obligation whatsoever to furnish any energy, utility or other services to the Premises except to the extent provided in the Work Letter and (ii) shall not be liable for (nor suffer any reduction in any rent on account of) any interruption or failure in the supply of the same, except as set forth in the immediately preceding sentence.

9.	MAINTENANCE AND REPAIRS

Except for “Landlord Maintenance Obligations” as specified below in this Section 9, during the term of this Lease, Tenant shall, following the Commencement Date, at its sole cost and expense, keep and maintain in good, first-class repair and condition (making any and all repairs, replacements or renewals, whether structural or non-structural, foreseen or unforeseen, ordinary or extraordinary, interior or exterior appropriate to achieve such a state of repair) the Work and all other portions of the Premises, including, but not limited to, maintenance, repairs and replacements of all parking lots, driveways and sidewalks, including, but not limited to, snow and ice removal, lawn and landscape maintenance, window and interior/exterior cleaning, roof maintenance, and all other maintenance, repairs and replacements to all portions of the Premises, including, but not limited to, dock equipment and electrical, plumbing, heating, ventilation and air conditioning (“HVAC”) systems, alarm, sprinkler and life safety systems (collectively, “Operation Expenses”). Notwithstanding the foregoing, the following items (“Landlord Maintenance Obligations”), shall be the responsibility of, and shall be at the sole cost and expense of Landlord (except as hereinafter set forth): (i) any damage caused by Landlord or its agents, employees or contractors, (ii) any repairs or replacements required due to Landlord’s (or its employees’, agents’ or contractors’) failure to comply with its obligations under the Lease, and (iii) any necessary replacements of the roof or repairs or replacements of structural walls, foundation (but excluding floor slabs), and interior load bearing walls, columns, beams, struts, ties, plates, joists, trusses and items of similar character, of the Building. Landlord shall endeavor to give Tenant advance notice of the replacements in (iii) above. Notwithstanding anything herein to the contrary, within twenty (20) days after demand therefore, along with invoices and reasonable supporting documentations, from time to time, Tenant shall reimburse Landlord for the cost of (a) replacements described in (iii) in the immediately preceding sentence, as amortized over their useful life as determined by Landlord in its reasonable discretion in accordance with GAAP, to the extent the amortization of any such costs occurs during the term of this Lease (with Landlord being responsible for the balance of such costs not amortized over the balance of the term of the Lease (only taking into consideration Renewal Terms actually exercised by Tenant)), and (b) all repairs of such items described in (iii) in the immediately preceding sentence. Landlord and Tenant shall perform their respective maintenance, repair and replacement obligations in a customary and good and workmanlike manner, with materials of a quality at least equal to that originally used, consistent with the Premises being a first-class suburban building. Tenant shall keep the Premises, including the Building and the Land, in a neat and good condition. Tenant agrees to furnish and pay for any and all janitorial, cleaning, trash collection and other similar services relating to the maintenance and sanitation of the Building on a regular basis. Tenant shall contract with a reputable HVAC contractor reasonably approved by Landlord for the routine maintenance and repair of the HVAC systems, and shall provide inspection reports to Landlord when requested from time-to-time. Tenant reserves the right to retain a third- party property manager to manage the Premises consistent with Tenant’s obligations under this Lease, at Tenant’s sole cost and expense. Notwithstanding anything herein to the contrary, Tenant shall be responsible for any damage caused by Tenant, its employees, agents or contractors. Except as stated above, and following the Commencement Date, Tenant waives the right to (a) require Landlord to maintain, repair or rebuild all or any part of the Premises, or (b) make repairs at the expense of Landlord pursuant to any legal requirements, contract, agreement, covenant, condition or restriction at any time in effect.

10.	INSURANCE

Tenant shall, at Tenant’s own cost and expense, procure and maintain throughout the term of the Lease the following types of insurance for the Premises at the following minimum limits, which limits may be subject to reasonable increase from time to time by Landlord upon thirty (30) days advance notice to Tenant, provided such additional coverage limits are available to Tenant:

a) Commercial General Liability for the Premises including Contractual Liability, Personal Injury Liability and Products/Completed Operations Liability, with minimum limits of $5,000,000 per occurrence, $5,000,000 General Aggregate and $5,000,000 Products/Completed Operations Aggregate. The General Aggregate Limit shall be endorsed to apply separately per location. The required limit may be provided in a single policy or in combination with an Umbrella or Excess Liability Policy. Landlord and Landlord’s lender shall be included as an additional insured and such insurance shall be primary and non-contributing with any similar insurance available to Landlord. This insurance shall be primary and not contributing to any insurance available to Landlord.

b) All Risk or Special Form property insurance covering the full replacement cost value of the Tenant Improvements and other property of Tenant including property of others in or about the Premises and Tenant’s potential loss of income as a result of fire or other casualty.

c) Statutory Workers’ Compensation to comply with the laws of the state in which the Premises are located. Coverage shall also include Employers’ Liability Insurance with minimum limits of $1,000,000 per occurrence for Bodily Injury, $1,000,000 per occurrence for Bodily Injury by Disease and $1,000,000 Policy Limit for Disease. The Policy shall be endorsed to waive subrogation rights against the Landlord.

A certificate of insurance as evidence of the required coverage shall be provided to the Landlord prior to occupancy of the Premises. At least ten (10) days prior to the expiration of any required coverage, a new certificate shall be provided to the Landlord. The policies shall be endorsed to provide thirty (30) days prior written notice of cancellation or non-renewal of any of the required coverages.

Such insurance shall be provided by insurance companies authorized to do business in the state where the Premises are located. Such insurance companies shall be subject to the reasonable approval of Landlord and Landlord’s mortgagee.

The requirements to provide minimum amounts of insurance in no way limit the liability of the Tenant for its obligations to indemnify Landlord pursuant to the provisions of this Lease.

If Tenant fails to effect, maintain or renew any insurance required under this Lease, or to pay the premiums for the same, or to deliver to Landlord any required certificates, then, in addition to any other remedy available to Landlord, Landlord may (but shall not be obligated to), upon five (5) days’ notice to Tenant, procure such insurance. Tenant shall reimburse Landlord for all amounts so paid within ten (10) days after Landlord notifies Tenant of any such payment.

Landlord shall maintain during construction of the Building and the Work customary builder’s risk insurance coverage as specified in the Work Letter. In addition, during construction of the Landlord Improvements, and at any time when Landlord or its agents are completing any work at the Premises required by this Lease, Landlord and its agents will be required to maintain the same form of commercial general liability insurance coverage that Tenant is required to maintain under Section 12(a) above, and Landlord shall provide Tenant with a certificate evidencing that such coverages are in full force and effect and naming Tenant as an additional insured thereunder. Landlord shall insure the Work following construction against damage or destruction in a manner acceptable to Landlord. Tenant shall reimburse Landlord from time to time, within 10 days after demand, for all premiums incurred by Landlord with respect to such insurance during the term of this Lease. Landlord shall use commercially reasonable efforts to obtain competitive rates with respect to insurance but will obtain comprehensive coverage to ensure adequate insurance proceeds in the event of a casualty.

11.	ASSIGNMENT AND SUBLETTING

Tenant shall not assign this Lease or any interest under this Lease, sublet the Premises in whole or in part, mortgage or provide (and will promptly discharge) any other security interest in its leasehold interest or place or suffer to be placed (and will promptly discharge) any other lien on the Premises or its leasehold interest or permit the Premises, or any portion thereof, to be used by others who are not officers, employees, invitees and agents of Tenant, without the express written consent of Landlord, with Landlord’s consent not to be unreasonably withheld, delayed or conditioned. Any such assignment or subletting shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease. Any purported or attempted sublease or assignment of this Lease without Landlord’s consent shall be void. In the event that Tenant desires to assign or sublet this Lease, Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket expenses in reviewing all pertinent information relating to the proposed assignment or subletting, including, but not limited to, Landlord’s attorneys’ fees.

Notwithstanding anything contained in this section to the contrary, upon at least sixty (60) days prior written notice to Landlord, Tenant may assign or transfer this Lease or Tenant’s interest therein, and may sublet the Premises or any part thereof (collectively “Assign” or “Assignment”), without Landlord’s consent (except as specifically set forth herein), (a) in connection with a merger, consolidation or acquisition, or (b) in connection with the sale of substantially all of Tenant’s corporate stock or assets, provided that, (i) the assignee assumes all of Tenant’s obligations hereunder in a manner acceptable to Landlord, (ii) the assignee owns, retains and holds substantially all of the assets of the assigning Tenant, and (iii) the assignor (to the extent it remains a separate entity) shall remain primarily and fully liable under the Lease. Any other Assignment shall require Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

If Tenant desires at any time to enter into an Assignment of this Lease for which Landlord’s consent is required, it shall first give written notice to Landlord and Landlord’s lender of its desire to do so, which notice shall contain (a) the name of the proposed assignee, subtenant or occupant, and (b) the nature of the proposed assignee’s, subtenant’s or occupant’s business to be carried on in the Premises. Subsequently, Tenant shall deliver to Landlord such other information, including without limitation, financial information, requested by Landlord in connection with such assignment. If the Landlord disapproves the Assignment, Landlord agrees to supply Tenant with a written statement setting forth the specific reasons for such disapproval. If Landlord consents to the Assignment, Tenant may thereafter enter into such Assignment (which shall include an assumption) of the Premises or portion thereof, in form and substance satisfactory to Landlord. Any assignment or subletting pursuant to this Section shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease under otherwise agreed upon by Landlord in writing signed by Landlord in connection with the assignment.

Landlord shall not be restricted from assigning all or any part of its interest in this Lease subject to Tenant’s rights hereunder, pursuant to a written assignment and assumption agreement. No assignment by Landlord shall, unless the parties otherwise expressly agree, relieve the Assignor of any obligation or liability to be performed by it under this Lease accruing prior to the date of the Assignment. Any such assignment by Landlord shall only be binding upon Tenant after Landlord provides written notice thereof to Tenant.

12.	ALTERATIONS

Except for the Tenant Improvements and the installation or replacement of Tenant’s trade fixtures and equipment from time-to-time, Tenant shall make no alterations or any improvements to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. As a part of its approval, Landlord may require that Tenant remove such alterations prior to or upon termination or expiration of this Lease and restore the Premises to their original condition. In the event any such alterations are made by Tenant to the Premises with Landlord’s consent, Tenant shall (i) use such contractors as are reasonably acceptable to Landlord, (ii) make or cause to be made such improvements in a good and workmanlike manner, with materials consistent with the original construction, (iii) secure all required permits and approvals, (iv) promptly remove and discharge any and all liens or claims made as a result thereof, and (v) provide Landlord with a full set of “as-built” drawings indicating all changes to the Premises. Tenant agrees to indemnify and hold Landlord harmless from all costs, expenses, mechanic liens and attorneys’ fees arising directly or indirectly from any such alterations. Tenant’s contractors shall carry insurance, including workers’ compensation, builder’s risk and liability insurance in such amounts and form as are reasonably acceptable to Landlord. Landlord agrees to approve or disapprove a request for alterations or improvements submitted by Tenant, along with the plans and specifications therefor, within fifteen (15) business days after delivery of the same to Landlord, and Landlord shall provide specific reasons and instructions regarding any disapproved matters. If Landlord fails to respond within such fifteen (15) business day period, the requested alterations and improvements, and the plans and specifications therefor, shall be deemed approved.

Notwithstanding anything contained in this section to the contrary, Tenant shall without the prior written consent of Landlord, with respect to projects valued at $50,000 or less per project but in no event more than $200,000 in the aggregate during any Lease Year, have the right at any time and from time to time during the Term of this Lease, to, at Tenant’s sole cost and expense, erect, alter, remodel, renovate, rehabilitate, reconstruct, rebuild, replace and remove any interior, non-mechanical, non-structural portion of the Premises, all to Tenant’s specifications and in compliance with all applicable building codes and regulations. However, Landlord’s consent shall be required, with such consent not to be unreasonably withheld, for any installation of equipment or fixtures by Tenant that could reasonably impact the structure, value, exterior or mechanical or utility facilities of the Building. Tenant shall not make any exterior, mechanical or structural alteration to the Premises without Landlord’s prior consent, which shall not be unreasonably withheld, delayed or conditioned. Tenant shall give Landlord five (5) days’ advance notice before commencing any work under this Section to permit Landlord to post notices of non-responsibility. Tenant shall provide plans and specifications for any work requiring Landlord’s consent under this Section to Landlord for its review and approval. Landlord agrees to approve or disapprove the performance of the alterations, and Tenant’s plans and specifications therefor, within fifteen (15) business days of delivery of same to Landlord, and to provide specific reasons and instructions regarding any disapproved matters. If Landlord fails to so respond within such fifteen (15) business day period, the alterations and the plans and specifications therefor shall be deemed approved.

13.	SIGNS

Tenant may install and display, at Tenant’s expense (except to the extent allowances are available in connection with the Work) any exterior signage, pylon or monument signage, interior signage and advertising materials on the Building and Premises as Tenant deems appropriate in compliance with applicable Laws and covenants and restrictions applicable to the Premises. All interior and exterior signage shall be installed and maintained by Tenant in good condition and repair at Tenant’s sole cost and expense. Upon expiration or termination of this Lease, Tenant shall remove all signage from the Premises and repair any damage caused to the Premises by such removal.

14.	ROOF ACCESS.

During the term of this Lease, Tenant shall have a license to install, operate, maintain, repair and replace and remove satellite dishes, antennas and related equipment (collectively the “Dishes”) on the roof of the Building, subject to the following terms, conditions and limitations: (i) installation, operation, maintenance, repair, replacement and removal of the Dishes shall be done (a) at Tenant’s sole cost and expense in a manner not to adversely affect Landlord’s roof warranty and, if requested by Landlord, by the original roofing contractor; (b) in compliance with all Laws and covenants and restrictions applicable to the Premises, and (c) in a good and workmanlike manner; and (ii) at the expiration or termination of this Lease, Tenant shall remove the Dishes and repair any and all damage caused by such removal, all at Tenant’s sole cost and expense.

15.	EMINENT DOMAIN

If all or any part of the Premises shall be appropriated by any local, state or federal government or any agency or division thereof, whether such appropriation be by agreement or by suit, then this Lease shall terminate as to the part so taken on the day when Tenant is required to yield exclusive possession thereof. In such event, Landlord shall make such repairs and alterations as may be necessary in order to restore the part not so taken to useful condition (except for the Tenant Improvements and any other leasehold improvements installed by Tenant), and the Rent due hereunder shall be reduced equitably. Tenant shall have the option to terminate this Lease if a Substantial Portion (as hereinafter defined in Section 16) of the Premises is so taken. The option to terminate shall exist as of the date when Tenant is required to yield exclusive possession of such portion of the Premises, and Tenant must exercise the termination option within thirty (30) days after the Tenant receives final notice from Landlord and/or the governmental authority pursing the appropriation of the nature, extent and timing of the appropriation involving the Premises.

In the event of any such appropriation, Landlord shall be entitled to all judgments, awards or compensation paid on account thereof; provided, however, that Tenant shall be entitled to seek and recover an award (but only to the extent such award would not diminish Landlord’s recovery) by any said governmental agency (or any division thereof) for loss of business, cost of removal of stock and trade fixtures, relocation costs and expenses, including increased rental at a new location, and/or the unamortized portion of Tenant Improvements to the Premises paid for by Tenant and any other improvements made by Tenant beyond the Tenant Improvements.

Notwithstanding the foregoing, it shall not be considered a “taking” or an “appropriation” for purposes of this Section 15 if any portion of the Land, but not the Building, is dedicated by Landlord to any municipality, provided that Tenant’s rights under this Lease to use such portion of the Premises are not materially affected by such dedication.

16.	FIRE AND CASUALTY

If less than a Substantial Portion (or defined in the last paragraph of this Section) of the Premises is damaged by fire or other casualty, Landlord shall repair and restore the damaged portion of the Premises with the proceeds of insurance required to be maintained under this Lease to substantially the same condition prior to such fire or other casualty within two hundred seventy (270) days after the date of such destruction or damage, except that Landlord shall not be required to repair or restore the Tenant Improvements, or any other leasehold improvements installed in the Premises by Tenant. If Landlord fails to repair and restore the Premises with the proceeds of insurance required to be maintained under this Lease within two hundred seventy (270) days after the date of such damage or destruction, subject to reasonable extension for Force Majeure, then Tenant may elect to make or complete such repairs and Landlord shall reimburse Tenant promptly upon demand for the reasonable costs thereof.

If the entire Premises or a Substantial Portion thereof is damaged such that they cannot be reasonably restored to substantially their condition prior to such casualty within twelve (12) months after the casualty date, or if the casualty occurs during the last twelve (12) months of the term of this Lease (including any outstanding Renewal Terms exercised by Tenant) then

Landlord or Tenant may elect, by giving written notice to the other party within sixty (60) days after the casualty date, to terminate this Lease. If this Lease has not been terminated by the date sixty (60) days after the casualty date, then Landlord shall with due diligence repair and restore the Premises to substantially their condition prior to the casualty with the proceeds of insurance required to be maintained under this Lease. If Landlord fails to repair and restore the Premises as specified above within twelve (12) months after the casualty date with the proceeds of insurance, subject to reasonable extension for Force Majeure, then, in addition to any other remedy available at law or equity, Tenant may elect to terminate this Lease by written notice to Landlord. If this Lease is terminated in accordance with this Section 16, Rent shall be prorated as of the date of the casualty.

If this Lease is not terminated pursuant to this Section 16, Tenant shall as promptly as practicable after the occurrence of any damage or destruction and Landlord’s completion of its repairs and restorations make such repairs and replacements in the Premises as are necessary to restore the Tenant Improvements and other leasehold improvements previously installed by Tenant. Further, Base Rent shall be equitably abated during the period of Landlord’s and Tenant’s restoration work to the extent of the Premises that are not reasonably occupiable by Tenant, provided Tenant shall have a maximum of sixty (60) days to complete Tenant Improvements after Landlord delivers the Premises to Tenant with Landlord Improvements completed.

A “Substantial Portion” of the Premises for the purposes of Sections 15 and 16 of this Lease shall be deemed to mean that Tenant is unable to (i) use fifty percent (50%) or more of the space in the Building for the operation of Tenant’s business at the Premises, or (ii) as to Section 15, both of the access curb cuts from Innovation Way to the Land are closed or more than thirty percent (30%) of the parking spaces for the Premises are taken and no longer available for use by Tenant, and Landlord fails to provide reasonable replacement parking or access within a reasonable time.

17.	INDEMNIFICATION

To the fullest extent permitted by law, except to the extent provided in Sections 23, 34 or caused by the act or omission of Tenant, its agents, employees, invitees, licensees, contractors or subcontractors, Landlord shall defend, indemnify and hold harmless Tenant from and against all claims, liabilities, losses, costs, expenses, fines, penalties, including reasonable attorneys’ fees, court costs and consultant and expert expenses, with respect to third party claims arising out of or relating to (i) any work done by Landlord, or any condition in or about the Premises created by Landlord, in violation of any Laws; (ii) any negligent act or omission, or breach of any provision of this Lease by Landlord or Landlord’s employees or agents; and (iii) any accident, injury or damage occurring in or about the Premises during construction of the Work and prior to the Commencement Date .

To the fullest extent permitted by law, except to the extent provided in Section 34 or caused by the act or omission of Landlord, its agents, employees, contractors, subcontractors, licensees or invitees (whether with respect to the construction of the Work or otherwise), Tenant shall defend, indemnify and hold harmless Landlord from and against all claims, liabilities, losses, costs, expenses, fines, penalties, including reasonable attorneys’ fees, court costs and consultant and expert expenses, with respect to third party claims arising out of or relating to (i)

injury to or death of any person, or damage to or loss of property, on the Premises or arising as a result of Tenant’s business or activities on the Premises; (ii) any negligent act or omission or breach of any provision of this Lease by Tenant or Tenant’s employees and agents; and (iii) any accident, injury or damage occurring in or about the Premises after the Commencement Date or in connection with Tenant’s or its agent’s or employee’s entry or activities on the Premises prior to the Commencement Date.

18.	TENANT DEFAULT

If any one or more of the following events shall occur and be continuing: (i) Rent or any part thereof shall at any time be past due (i.e., in the case of Base Rent, not paid by the 1st day of each calendar month), where such failure shall continue for a period of five (5) days after receipt by Tenant of written notice thereof from Landlord (provided Landlord shall not be obligated to provide more than two (2) such notices per calendar year, and after such notices, a default shall automatically occur if Base Rent is not paid on the 1st day of the month, or any other items of Rent shall not be paid on the due date therefor, without such notice), or (ii) Tenant shall fail to perform any of the other covenants and agreements of this Lease which failure continues for thirty (30) days after Tenant has received written notice of such failure from Landlord, or, if such breach cannot with reasonable diligence be cured within thirty (30) days, Tenant shall fail to commence a remedy of such breach within thirty (30) days and thereafter diligently pursue in good faith such remedy to completion, or (iii) Tenant shall make an assignment for the benefit of its creditors, or (iv) Tenant shall file, or there shall be filed against Tenant, a petition in bankruptcy, Tenant shall be adjudicated bankrupt or Tenant shall take the benefit of any insolvency act, or (v) Tenant shall be dissolved voluntarily or involuntarily, or (vi) an attachment or execution is levied upon Tenant’s property in the Premises or in Tenant’s interest under the Lease that is not satisfied, released or stayed within sixty (60) days; or (vii) a receiver or trustee is appointed for the property of Tenant, then, and in any one or more of such events. Landlord shall have the right, at its option, then or at any later time while the default is continuing, to give a written notice specifying a date on which this Lease shall terminate, and on that date, subject to the provisions of this Section relating to the survival of Tenant’s obligations, this Lease shall terminate and expire by limitation.

a) If any default has occurred and is continuing, then whether or not Landlord has terminated this Lease, Landlord may re-enter and take complete and peaceful possession of the Premises, and, with or without process of law, remove all persons and all furniture, fixtures, equipment (including wiring and cables not necessary for the operation of the Building) and other personal property located in the Premises and owned or leased from third parties by Tenant (“Tenant’s Property”), by force or otherwise, without being liable in damages; subject, however, in all events, to the rights of a secured lender in Tenant’s Property provided that there is an agreement between Landlord and such secured lender in form reasonably acceptable to Landlord. In that event, Tenant shall peacefully and quietly yield up and surrender the Premises to Landlord and remain liable to Landlord as provided below.

b) Tenant’s obligation to pay the Base Rent and other charges under this Lease shall survive any termination of this Lease due to Tenant’s default. In the event of any default, whether or not this Lease is terminated by Landlord, Landlord shall be entitled to recover all unpaid rent for the periods prior to the date of recovery of possession. In addition, Landlord shall be entitled to accelerate all Base Rent and Additional Rent due hereunder (which Additional Rent shall be deemed to be for purposes of acceleration hereunder a monthly amount equal to the average monthly amount of Additional Rent actually paid hereunder prior to such breach) discounted to present value using the prime rate as published by the Wall Street Journal at the time of acceleration (or other similar publication in Landlord’s discretion if the Wall Street Journal is no longer published) (but in no event to exceed 6%), which accelerated amount shall be due and payable upon demand by Landlord. As an alternative, Landlord may elect to recover monthly from Tenant the sum of (i) the current monthly installment of rent and (ii) any amounts expended by Landlord to pay for taxes, utilities, insurance, maintenance, and all other costs required to be paid by Tenant under this Lease (the sum of items (i) and (ii) being referred to as the “Monthly Default Payment”). Landlord may, but shall have no obligation (unless required by law) to, relet the Premises upon such terms as Landlord deems advisable in its discretion, and Landlord shall be entitled to recover from Tenant (whether or not this Lease is terminated) all costs incurred by Landlord in connection with any such reletting, including, but not limited to, brokerage commissions and costs of preparing and modifying the Premises for the new tenant. Until the expiration of the then current term of this Lease, Landlord shall be entitled to recover from Tenant monthly on the first day of each month the Monthly Default Payment less the net monthly rental (after deducting Landlord’s expenses) received on account of reletting. Landlord shall use commercially reasonable efforts to mitigate Landlord’s damages after a default by Tenant. In the event Landlord is successful in mitigating its damages in the event of a default by Tenant and Landlord has received payment from Tenant of accelerated rent hereunder, Landlord shall reimburse to Tenant any amounts of such accelerated rent so paid to Landlord in excess of all damages, costs and expenses incurred by Landlord in connection with such default by Tenant.

c) No right or remedy conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy under this Lease, at law or in equity, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given under this Lease, or now or at the future existing in law or in equity or by statute.

d) Landlord and Tenant each waives trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage.

e) If Tenant shall neglect or fail to perform or observe any covenant or condition of this Lease and shall not cure such default within the applicable cure period, Landlord may, at its option, without waiving any claim for breach, at any time thereafter cure such default for the account of Tenant, and any reasonable amount paid or any liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant shall reimburse Landlord therefor, together with an administrative charge of five (5%) per cent of the amount thereof, on demand as Additional Rent; and Tenant shall further indemnify and save Landlord harmless in the manner elsewhere provided in this Lease in connection with all of Landlord’s actions in effecting any such cure. Notwithstanding any other provision herein concerning cure periods, Landlord may cure any default for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances (including telephone notice) if the curing of such default prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or other improvements or possible injury to persons, or to protect Landlord’s interest in its property or the Premises, and the reimbursement and administrative change provisions of the immediately preceding sentence shall apply.

19.	HOLDING OVER

Unless otherwise agreed to in writing by Landlord and Tenant, Tenant shall have no right to retain possession of the Premises or any part thereof after the termination of the term of this Lease. The foregoing notwithstanding, if Tenant shall not have vacated on or prior to the termination date, Landlord may elect, in its sole discretion, to treat Tenant as a tenant from month to month, and in such event Tenant shall pay Rent to Landlord at a monthly rate of one hundred twenty-five percent (125%) of the Rent in effect immediately prior to the termination date. In such event, the rights and obligations of Landlord and Tenant shall be governed, except as to Rent and duration, by the provisions of this Lease. The provisions of this Section 19 do not exclude Landlord’s rights of re-entry or any other right hereunder provided. No such holding over shall be deemed to constitute a renewal or extension of the term of this Lease.

20.	LANDLORD’S WARRANTIES AND REPRESENTATIONS

Landlord warrants and represents to Tenant that:

a) At the time of the commencement of construction by Landlord, Landlord will have full right and power to execute and perform this Lease and to grant the estate demised herein.

b) Upon payment of the Rent and performance of all the covenants and agreements hereof by Tenant, Tenant shall peaceably and quietly have, hold and enjoy the Premises by any party claiming by, through or under Landlord.

c) The Work will, when constructed, comply in all material respects with all applicable building, environmental and zoning laws, regulations and ordinances and all other applicable laws, rules, regulations and ordinances, including without limitation, the provisions of the ADA.

d) Landlord has not received any request for information, notices of claim, demand letters, or other notification relevant to the Premises with respect to any investigation or clean-up of hazardous substance releases.

e) As of the commencement of the Work and throughout the Term, Landlord shall not voluntarily create or enter into liens, encumbrances, mortgages, easements, or any other matters affecting title which would preclude or otherwise adversely affect Tenant’s intended use or other rights or benefits under this Lease (subject to the terms of Section 35). Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord’s representation and warranty provided above shall not apply to any change in applicable laws or regulations governing Tenant or Tenant’s use of the Premises that go into effect after the Effective Date to the extent such requirements are not the result of Landlord’s action or inaction.

21.	LANDLORD’S REMEDIES

All rights and remedies of Landlord herein shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies in this Lease provided, Landlord shall have and enjoy all rights and remedies to which Landlord is entitled under law and in equity.

22.	ENVIRONMENTAL

a) Tenant covenants and agrees with Landlord as follows:

1.) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the use and operation of the Premises by Tenant, or Tenant’s agents, representatives, contractors, or subcontractors (“Tenant Parties”), including, without limitation, generation, treatment, storage, disposal or discharge of a hazardous substance, solid waste, petroleum or other pollutant, shall be duly obtained or filed by Tenant at its sole cost and expense. Tenant shall give Landlord a detailed list of hazardous substances which will be used on the Premises by Tenant prior to the Commencement Date and update that list by notice to Landlord during the term of the Lease prior to bringing in additional hazardous substances onto the Premises.

2.) Tenant shall not use or store any hazardous substances, wastes or petroleum at the Premises except in types and quantities incidental to Tenant’s use of the Premises described in Section 7. All hazardous substances, solid wastes, petroleum products, pollutants and other hazardous or toxic materials generated at the Premises shall be transported, treated and disposed of only by carriers maintaining valid permits under the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended (“RCRA”) and any other environmental laws, and only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other environmental laws.

3.) The use of the Premises by Tenant, or Tenant Parties, shall not result in the disposal or other release or threatened release of any hazardous substance, solid waste, petroleum products or other pollutants, on, from or to the Premises. Tenant and Tenant Parties shall not install or use any underground storage tanks at the Premises, unless included as part of the Work for any auxiliary generator for the Building.

4.) Tenant shall immediately notify Landlord in writing in the event of a release of hazardous substances, solid wastes, petroleum products or other pollutants on, from or to the Premises, or violation or alleged violation of environmental laws of which Tenant becomes aware. Tenant shall remediate any violation of environmental laws in a manner reasonably acceptable to Landlord.

5.) Upon termination of this Lease, Tenant shall, at its expense, remove all hazardous substances, solid wastes, petroleum or other pollutants from the Premises which were brought on to the Premises by Tenant, or any party or entity claiming, by, through or under Tenant.

6.) Definitions (as used in this Section 22): The terms “hazardous substance,” “release,” and “threatened release” shall have the meanings as specified in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings as specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply after the effective date of such amendment, and provided further that to the extent the laws of the State of Ohio establish a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. The term “environmental law” means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the Premises are located, including, without limitation, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, and the Toxic Substances Control Act, all as amended and including all regulations, permits, and orders issued thereunder.

7.) Tenant, for itself and its successors and assigns, hereby undertakes to defend, protect, indemnify and save Landlord and its successors and assigns harmless from any and all liability, loss, damage, claims, demands, costs, liabilities, or judgments arising from any actual or alleged violation by Tenant or Tenant Parties of any environmental law; any release or disposal of hazardous substances, solid wastes, petroleum products or other pollutants on, from or to the Premises during the term of this Lease by Tenant, Tenant Parties or any customers or invitees of Tenant Parties or any release or disposal that could have been avoided by Tenant’s use of reasonable efforts; hazardous substances, solid wastes, petroleum products or other pollutants generated, stored, used, disposed of, handled or shipped by Tenant or Tenant parties; or a breach of any agreement or obligation of Tenant under this Section 24, including, but not limited to, liability for costs and expenses of abatement, correction or cleanup, fines, damages, reasonable defense costs and penalties, and liability for personal injury or property damage arising under any statutory or common law tort theory, including, without limitation, damages assessed for the maintenance of any public or private nuisance, or for the carrying on of any abnormally dangerous activity. The provisions of this indemnity shall survive the termination or expiration of this Lease, but shall only apply to claims, demands, costs or judgments arising due to occurrences or activities which occur on or after the Commencement Date.

23.	TENANT’S PROPERTY

All trade fixtures, equipment and other personal property owned by Tenant (“Tenant’s Property”) shall remain the property of Tenant without regard to the means by which, or the person by whom the same are installed in or attached to the Premises, and Landlord agrees that Tenant shall have the right at any time, and from time to time, to grant security interests in Tenant’s property and to remove any and all of its trade fixtures, equipment and other personal property, provided that Tenant restores the Premises to their original condition, normal wear and tear excepted. All Tenant’s Property and Tenant’s Improvements placed or maintained on the Premises shall be at Tenant’s sole risk.

24.	LABOR

Tenant agrees to comply with and Landlord and Tenant agree to require their respective contractors to comply with all federal, state and local laws, ordinances, regulations and requirements relating to the employment, conditions of employment and hours of labor in connection with any demolition, construction, alteration or repair work done by or for Landlord or Tenant in or about the Premises. The provisions of this Section 24 shall survive the termination or expiration of this Lease.

25.	SPECIAL STIPULATIONS

a) No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

b) All of the obligations of Tenant hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

c) Landlord and Tenant agree that this Lease shall not be recorded; however, Landlord agrees that at the request of Tenant it will execute a Memorandum of Lease describing Tenant’s rights hereunder to Tenant’s reasonable satisfaction, in the form prescribed by statute, which Memorandum of Lease shall then be so filed for record at the expense of Tenant.

d) There are no representations, covenants, warranties, promises, agreements, conditions or undertakings, whether oral or written, between Landlord and Tenant related to the construction and lease of the Premises except for those expressly set forth in this Lease. Except as otherwise provided in this Lease, no subsequent alteration, amendment change or addition to this Lease shall be binding upon Landlord or Tenant unless in a writing signed by that party.

e) This Lease shall not be binding until and unless all parties have signed it; provided, however, that this Lease may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

f) Each party represents to the other that the person executing this Lease as agent for or officer of such party is authorized to do so and to execute any and all other documents in connection with this Lease and the transactions contemplated herein.

g) It is expressly understood that Landlord shall not be construed or held to be a partner, employer, principal, master, agent, joint venturer or associate of Tenant in the conduct of Tenant’s business, it being expressly understood and agreed that the relationship between the parties hereto is and shall at all times remain that of landlord and tenant.

h) No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s right to recover any and all amounts owed by Tenant hereunder and Landlord’s right to pursue any other available remedy.

i) This Lease shall be construed without reference to titles or headings of Sections, which are inserted only for convenience of reference.

26.	DEFAULT BY LANDLORD

If Landlord shall breach any material agreement, condition or other provision in this Lease required to be performed by Landlord and shall not cure such breach within ten (10) days after written notice in writing from Tenant specifying the breach in any emergency situation (unless the nature of such emergency requires faster action, in which case the time period shall be determined by the specific set of circumstances), or thirty (30) days after notice in writing from Tenant specifying the breach where there is no emergency (or, in the case of a default that is not reasonably capable of being cured by Landlord within such time period, Landlord shall not commence to cure within such ten (10) or thirty (30) day period (as applicable) after receipt of written notice from Tenant of such breach and thereafter prosecute the curing of such breach to completion with due diligence in good faith), Tenant, at its option, may exercise any rights and remedies available under the laws of the State of Ohio.

27.	LIABILITY OF LANDLORD

In the event of the sale of Landlord’s interest in the Premises, Landlord shall be released from all liability and obligations accruing thereafter under this Lease after notice is provided to Tenant that the closing has occurred. Tenant acknowledges and agrees that (a) Tenant is entitled only to look to Landlord’s interest in the Premises for recovery of any judgment from Landlord; and (b) Landlord (and its members, partners, directors, officers or shareholders, as the case may be) shall never be personally liable for any personal judgment or deficiency decree or judgment against it. In no event shall Tenant have the right to levy its execution against any property of Landlord other than its interest in the Premises.

28.	TENANT’S RIGHT TO DEFEND

After written notice to Landlord and failure by Landlord to take reasonable steps to defend in a reasonable time, Tenant shall have the right to defend or otherwise contest, at its own expense and in its own name, after due notice to Landlord, to such extent as Tenant may deem necessary, any suits, actions or claims filed or made by any third party which may in the reasonable judgment of Tenant threaten any rights of Tenant relating to the Premises or in any way Tenant’s possession or right of possession of the Premises, but nothing herein contained shall restrict Landlord, at Landlord’s sole cost and expense, from defending, contesting or participating in the defense or contest of any such suit or action if in the judgment of Landlord the interests of Landlord shall so require. The provisions of this Section 28 shall survive the termination or expiration of this Lease.

29.	ACCESS TO PREMISES

Landlord, or its agents, shall have the right upon forty-eight (48) hours prior notice, or immediately in case of emergency, to enter upon the Premises at all reasonable hours for the purpose of inspecting same, or of making repairs, additions or alterations to the Premises or any property owned or controlled by Landlord, subject to reasonable conditions required by Tenant to protect confidential information. Landlord shall have the right during last twelve (12) months of the term to show the Premises to prospective tenants and other interested parties, provided that Tenant shall have the right to approve any signage (not to be unreasonably withheld, delayed or conditioned) on the Premises indicating the property’s availability.

30.	QUIET ENJOYMENT

Landlord agrees that Tenant, paying the rents and performing the covenants of this Lease, shall quietly have, hold and enjoy the Premises during the term of this Lease by any party claiming by, through or under Landlord.

31.	SURRENDER

At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises, and any other improvements, additions and leasehold improvements made by Tenant (except for those which are required to be removed hereunder), to Landlord in as good condition as on the Commencement Date, excepting ordinary wear and tear from the last repair required hereunder and casualty damage. By the expiration or earlier termination of this Lease, Tenant shall, and shall have the absolute right to, remove all of Tenant’s Property and signage from the Premises, and Tenant shall repair any damage to the Premises caused by the removal of Tenant’s Property and signage. If Tenant fails to so remove Tenant’s Property and signage, Landlord may (but shall not be obligated to) remove Tenant’s Property and signage and store the same and repair all damage caused by the removal thereof, all at Tenant’s expense. In that event, Tenant shall reimburse Landlord for all costs and expenses incurred in the removal and storage of personal property and signage and the repair of the Premises within ten (10) days after Landlord notifies Tenant of the amount of the costs and expenses. This Section 31 shall survive the expiration or earlier termination of this Lease.

32.	WAIVER

The waiver by Landlord of the breach of any of the covenants or conditions by Tenant, or the consent by Landlord to any assignment by Tenant, shall not affect the right of remedy of Landlord for any future breach or assignment without consent; but such right of remedy may be pursued as if no such waiver or consent had been given.

The waiver by Tenant of the breach of any of the covenants or conditions by Landlord shall not affect the right of remedy of Tenant for any future breach or assignment without consent; but such right of remedy may be pursued as if no such waiver or consent had been given.

33.	NOTICES

Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party of this Lease to the other, such notice or demand shall be given in writing and forwarded by hand delivery, certified mail or overnight courier delivery, and shall take effect upon receipt (or refusal of delivery) by the receiving party, addressed as follows:

TO LANDLORD: LM-VP AtriCure, LLC c/o Verus Partners LLC 100 S. Wacker Street, Suite 850 Chicago, Illinois 60606 Attn: Timothy J. McHenry	WITH A COPY TO: Thompson Hine LLP 312 Walnut Street Suite 1400 Cincinnati, Ohio 45202 Attn: Stephen M. King

TO TENANT: AtriCure, Inc. 6217 Centre Park Dr. West Chester, Ohio 45069 Attn: Andrew L. Lux PhD, Senior Vice President	WITH A COPY TO: Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, Ohio 45202 Attn: Daniel P. Utt, Esq.

Such address may be changed from time to time by either party by serving notices as above provided. The provisions of this Section 33 shall survive the termination of this Lease.

34.	WAIVER OF SUBROGATION

Landlord and Tenant shall have no liability to one another, or to any insurer, by way of subrogation or otherwise, and hereby waive any claims on account of any loss or damage to their respective property, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant, arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease, irrespective of whether such policies are actually in force. The insurance policies obtained by Landlord and Tenant pursuant to this Lease shall permit waivers of subrogation that the insurer may otherwise have against the non-insuring party. In the event the policy or policies do not automatically allow waiver of subrogation prior to loss, a waiver of subrogation endorsement shall be added to the policy or policies to ensure compliance with this provision.

35.	SUBORDINATION AND ATTORNMENT

Tenant agrees that its rights hereunder are subordinated to the lien of any mortgage or mortgages to any bank, insurance company or any other lender now or hereafter enforced against the Premises or any part thereof, and to all advances made or hereafter to be made upon the security thereof. In the event any proceedings are brought for the foreclosure of the Premises, or in the event of the exercise of the power of sale under any mortgage covering the Premises, or in the event of any other transfer or sale of title to the Premises, Tenant shall attorn to the purchaser or transferee under any such sale, transfer or foreclosure and recognize such purchaser or transferee as the landlord under this Lease.

This Section 35 shall be self-operative and no further instrument of subordination and/or attornment shall be necessary. However, Tenant shall cooperate in executing any such instrument of subordination and/or attornment required by any mortgagee. Notwithstanding anything contained herein to the contrary, Tenant’s agreement to subordinate its leasehold interest and attorn to a successor is conditioned on a mortgagee executing and delivering to Tenant a non-disturbance subordination and attornment agreement on Landlord’s lender’s form with changes Tenant is able to negotiate; provided, however, that such agreement shall in any event require recognition of all of Tenant’s rights under this Lease so long as Tenant is not in default in the performance of its obligations under this Lease beyond applicable notice and cure periods.

36.	SUCCESSORS AND ASSIGNS

This Lease and all of its terms, covenants and provisions shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

37.	GOVERNING LAW

This Lease and all of its terms, covenants and provisions shall be governed by and construed under the laws of the State of Ohio.

38.	ESTOPPEL CERTIFICATES

Within ten (10) days after receipt from Landlord, Tenant will execute an estoppel certificate certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such person(s) requesting the estoppel certificate may reasonably require with respect to the status of this Lease.

39.	NET LEASE

Except as otherwise specifically provided, this Lease is a “net” Lease. Tenant shall pay all rent and all other charges due under this Lease without notice or demand and free from any charges, taxes, assessments, impositions, claims, damages, expenses, deductions, set-offs, counterclaims, abatement, suspension or defense of any kind. It is the intention of the parties that the obligations of Tenant shall be separate and independent covenants, that the rent and all other charges payable by Tenant shall continue to be payable in all events, and that the obligations of Tenant shall continue unaffected unless the requirement to pay or perform the same shall have been terminated or modified pursuant to an express provision of this Lease. Except as otherwise specifically provided in this Lease, Tenant shall pay and be responsible to Landlord for all costs, expenses, obligations, liabilities and acts necessary or appropriate to and for, or arising in connection with, the proper use, operation, maintenance, care and occupancy of the Premises. Tenant waives all rights now or in the future conferred by law to quit, terminate or surrender this Lease or the Premises or to any abatement, suspension, deferment or reduction of the rent or any other charges and under this Lease, except as otherwise expressly provided in this Lease. Tenant waives, to the fullest extent waivable, the benefit of any present or future law that would permit Tenant to terminate this Lease or require Landlord to maintain, repair or otherwise incur costs with respect to the Premises except to the extent Tenant would obtain a judgment of termination by a court of final jurisdiction in connection with a constructive eviction claim.

40.	TIME IS OF THE ESSENCE

In all instances where either party is required to pay any sum or do any other act at a particular time or within a specified period, it is understood that time is of the essence.

41.	FINANCIAL STATEMENTS

a) Tenant acknowledges that it has provided Landlord with its financial statement(s) as a primary inducement to Landlord’s agreement to lease the Leased Premises to Tenant, and that Landlord has relied on the accuracy of said financial statement(s) in entering into this Lease. Tenant represents and warrants that the information contained in said financial statement(s) is true, complete and correct in all material aspects, and agrees that the foregoing representations shall be a precondition to this Lease.

b) At the request of Landlord, upon Landlord’s refinancing of the property debt or of a potential property sale, Tenant shall furnish to Landlord a balance sheet of Tenant as of the end of the then most current fiscal year and a statement of income and expense for that same year, along with a certificate of the chief financial officer, owner or partner of Tenant to the effect that the financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present the financial condition and results of operations of Tenant as of and for the period covered. In the event Tenant is not publicly traded, Tenant shall provide such additional financial information requested by Landlord no more than once per year or any time in connection with refinancing or potential sale of the Premises.

42.	EXPANSION OPTION.

Landlord and Tenant acknowledge that the Land provides for potential expansion of the Building in the future in order to accommodate Tenant’s business plans and growth. In the event Tenant would like to expand the Building in the future, Landlord and Tenant agree to negotiate in good faith on a potential amendment to this Lease in order for Landlord to construct an expansion to the Building on terms, lease rates, and lease terms that are mutually acceptable to Landlord and Tenant. In that regard, Landlord and Tenant shall use good faith efforts to mutually agree on the contractor for constructing the expansion, and shall participate in the process of soliciting bids for the cost to complete the expansion on an open-book basis, in the same manner employed by Landlord and Tenant in connection with construction of the Work in accordance with the Work Letter. Landlord and Tenant use good faith efforts to mutually agree on a lease constant for purposes of determining the change in Base Rent for the building expansion costs.

43.    RIGHT OF FIRST OPPORTUNITY. In the event Landlord determines to sell the Premises, Landlord shall give Tenant written notice of such intent (“Landlord’s Sale Notice”). Tenant shall have thirty (30) days after Landlord’s Sale Notice to negotiate for the purchase of the Premises. Landlord shall negotiate with Tenant during such period in good faith. In the event Landlord and Tenant do not execute a purchase agreement within such thirty-day period, subject to extensions mutually agreed upon in writing by the parties. Landlord shall thereafter have the right to sell the Premises. subject to the terms of this Lease, to any third party on any terms and conditions negotiated with such third party. Notwithstanding the foregoing, in the event the purchase price for the Premises negotiated with such third party is less than 93% of the amount last offered by Landlord to Tenant for the Premises, Landlord shall notify Tenant (the “Second Notice”) and provide Tenant with a copy of such third-party purchase agreement. Tenant shall have fifteen (15) days after the Second Notice to purchase the Premises for such purchase price and terms and conditions agreed with such third party by executing and returning to

Landlord the purchase agreement given with the Second Notice. In the event Tenant does not execute the purchase agreement given with the Second Notice within such fifteen (15) day period, Landlord shall be free to sell the Premises to such third party or any other party subject to the purchase price restriction set forth above. The right in this Section 43 shall apply only to the sale of the Premises by Landlord, LM-VP AtriCure, LLC, and not to any subsequent landlord and shall be null and void and of no further force and effect after the completion of the sale by the original landlord named hereunder.

44.    OFAC COMPLIANCE. Tenant represents and warrants to Landlord that (a) Tenant and its officers, directors, shareholders, partners, members, managers, agents, employees and affiliates (including the direct and indirect holders of equity interests in Tenant) (the foregoing, collectively, “Tenant-Related Persons”) are and shall remain in compliance with the USA Patriot Act, Homeland Security Act, Executive Order No. 13224, and the laws, rules, regulations and executive orders administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); (b) that none of the Tenant -Related Persons is identified on the OFAC Specially Designated Nationals and Blocked Persons List or on any similar list maintained by the U.S. government, or is a person who commits, threatens to commit or supports terrorism as defined by OFAC or the regulations it administers; (c) none of the Tenant -Related Persons is a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (d) none of the funds or other assets of Tenant constitute property of, or are beneficially owned directly or indirectly by a person or entity subject to trade restrictions under the International Emergency Economic Powers Act, the Trading with the Enemy Act, any Executive Orders or regulations promulgated thereunder, or any similar act having a result that the investment in Tenant is prohibited by law or that Tenant is in violation of law; and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure that the foregoing representations and warranties will remain true and correct at all times during the term of this Lease.

[Remainder page left intentionally blank. Signature page with notary acknowledgements and exhibits to follow.]

IN WITNESS WHEREOF, Landlord and Tenant, through their duly authorized representatives, have caused this Lease to be executed as of the date first above written.

LANDLORD:
LM-VP ATRICURE, LLC, a Delaware limited liability company
By:

Name:

Title:

TENANT:
ATRICURE, INC., a Delaware corporation

By:

Name:

Title:

STATE OF OHIO	)
)SS:
COUNTY OF HAMILTON	)

The foregoing instrument was acknowledged before me this     , day of             , 2014, by                     , the                      of LM-VP ATRICURE, LLC, a Delaware limited liability company, on behalf of the limited liability company.

Notary Public

STATE OF	)
)SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of             , 2014 by                     ,                     of ATRICURE, INC., a Delaware corporation, on behalf of the corporation.

Notary Public

EXHIBIT A

Legal Description

Situate in Section 28, Town 4, Range 2 of the City of Mason, Warren County, Ohio and being more particularly described as:

Being all of Lot 19 of the Kings Island Technical Center Block “ F” , Plat Book 89, Page 54, being a replat of Part Lot #14 of Kings Island Technical Center Block “ B” , Plat Book 26, Page 9.

EXHIBIT B

Site Plan

EXHIBIT C

Work Letter

EXHIBIT “C”

LANDLORD’S WORK LETTER

CONSTRUCTION OBLIGATIONS

All capitalized terms used and not otherwise defined in this Work Letter shall have the meaning ascribed to said terms in the Lease Agreement (“Lease”) to which this Work Letter is attached as Exhibit “C”. This Work Letter forms a part of the Lease and is expressly subject to the provisions of the Lease. The provisions herein should be read consistently with the Lease; provided, however, in the event of any inconsistency between this Work Letter and the Lease, the terms and conditions of this Work Letter shall control.

Section 1. Design Builder; Improvements. Landlord will enter into a design and construction contract with Danis Builders, LLC (the “Design Builder”) to design and construct certain improvements to the Land as set forth herein, all in accordance with the provisions of this Work Letter.

The “Work” shall collectively mean the planning, designing and construction to completion of the improvements in accordance with the Final Plans and Specifications (as hereafter defined) approved by Tenant and in accordance with all Applicable Laws, but shall exclude the preparation of construction drawings (the “Tenant Drawings”) for certain improvements interior to the building as such improvements are more particularly described on Appendix 9 attached hereto and made a part hereof. In addition, the Work shall include the (i) procurement of all permits and approvals necessary for the development and construction of the Work (“Permits and Approvals”) required by any governmental agency having jurisdiction over the development and construction of the Work, (ii) procurement (subject to Tenant completing any work other than the Work necessary for procurement) of a certificate of occupancy from the applicable governmental authorities permitting Tenant to occupy the Premises, (iii) coordination of architectural and engineering services necessary for the preparation and approval of the Final Plans and Specifications, and (iv) construction and providing the labor, supplies, materials and equipment and such other services required to be furnished and performed in accordance with the Final Plans and Specifications necessary to complete the Work as hereafter provided. The Work to be performed by Landlord pursuant to this Work Letter expressly excludes preparation of the Tenant Drawings and any work or improvements not specifically set forth in the Final Plans and Specifications, including without limitation installation of cabling (to the extent not included as part of the Work), furniture, fixtures and equipment to be performed by the Tenant as “Tenant’s Work”.

Section 2. Approved Plan Components. The Work shall consist of those improvements to be set forth in the Final Plans and Specifications, as they may be amended in accordance with the terms of this Work Letter, for the completion of an approximately 85,000 square foot building for general office, light manufacturing, warehouse and research/laboratory use, and related site improvements (“Building”). Tenant and Landlord have heretofore approved those portions of the Final Plans and Specifications (“Approved Plan Components”) that are set forth in the Schedule of Approved Plan Components that is attached to and made a part of this Work Letter as Appendix 1.

In order to Substantially Complete (as herein defined) the Work within the time required under the terms of the Lease and this Work Letter, each party acknowledges that the other party is relying on the Approved Plan Components for (i) the preparation of the New Plan Components (as hereafter defined), (ii) application(s) for Permits and Approvals, (iii) processing and approving purchase orders for and purchasing materials and supplies for the Work, and (iv) commencing the construction of the Work.

Section 3. Design Team. The Design Builder has prepared the Approved Plan Components. Landlord will cause the Design Builder, including KZF Design, the architect hired by the Design Builder to design the Work (the “Architect”), and the subDesign Builders for civil/sitework, structural, landscaping, Electrical, Mechanical, Plumbing, and Fire Protection and consultants and other professionals licensed (as may be necessary to perform such services within the jurisdiction wherein the Land is located) to prepare the New Plan Components (as hereinafter defined) in accordance with the Building Rules (as hereinafter defined) for the architectural, structural, mechanical, electrical, heating, ventilating and air conditioning, plumbing, civil/sitework, landscaping and fire protection, portions of the Work. Tenant shall use the Architect to prepare the Tenant Drawings.

Section 4. New Plan Components; Final Plans and Specifications.

Landlord shall cause to be delivered to Tenant for its approval of each of the remaining components of the Final Plans and Specifications consisting of plans and specifications for the architectural (core and shell components), structural, mechanical, civil, electrical, heating, ventilating and air conditioning, plumbing, landscaping and fire protection elements of the Work (collectively, “New Plan Components”), including without limitation as described on Appendix 2, but excluding the Tenant Drawings which Tenant shall cause to be delivered to Landlord for its approval in accordance with the requirements and timelines set forth on Appendix 9 hereto. In addition, attached hereto as Appendix 3 and Appendix 9 (relating to the Tenant Drawings) is a list which identifies certain tasks which Tenant agrees to perform and the date by which those tasks are to be completed (“Tenant Performance List”) in order to provide the Landlord with the information necessary to achieve timely Substantial Completion as required by this Work Letter.

The Approved Plan Components have been prepared in compliance with and Landlord shall cause the Design Builder to prepare the New Plan Components in compliance with (i) any and all laws, codes, ordinances, requirements, rules and regulations of any and all applicable governmental authorities affecting the Work, or any portion thereof, including, without limitation, the Americans With Disabilities Act, and any and all rules and regulations promulgated pursuant thereto (“ADA”) (except as provided in Section 5 of this Work Letter), that are in effect as of the Effective Date hereof in respect to the Approved Plan Components and, in respect to the New Plan Components, as of the date each New Plan Component is submitted to Tenant for approval; (ii) any and all covenants, restrictions, conditions, easements and other agreements of record with respect to the Land, and (iii) all Permits and Approvals required in connection with the design and construction of any of the foregoing (collectively, in respect to

2

clauses (i) through (iii), “Building Rules”). Each of the New Plan Components and the Tenant Drawings shall be consistent with the Approved Plan Components. Tenant shall be required to cause the Tenant Drawings to comply with the foregoing requirements of this paragraph. In no event shall Landlord be responsible for obtaining any Permits or Approvals for work other than the Work, provided Landlord shall reasonably cooperate with and assist Tenant in obtaining Permits and Approvals for Tenant’s Work.

Notwithstanding the foregoing, in the event there is a change in any Building Rule (“Change in Law”) that is passed or enacted for the first time subsequent to the Effective Date that requires a modification to the Work, the Approved Plan Components, the New Plan Components and the Tenant Drawings, or any one or combination of those, the reasonable cost thereof shall be deemed a Change Order Cost (as hereafter defined) and the reasonable time to effectuate such change shall be a Permitted Delay and Landlord and Tenant shall execute a Change Order (as hereafter defined) in respect thereto. Any dispute as to whether the provisions of the previous sentence require that a specific Change Order be executed or the extent of the Permitted Delay shall be resolved by the Construction Arbitrator as provided in Section 15 of this Work Letter.

Within five (5) business days after Landlord’s initial delivery to Tenant of each New Plan Component, Tenant shall either approve or disapprove each such component and notify Landlord thereof, in writing. If at any time Tenant disapproves a New Plan Component, such written notice to Landlord shall detail with reasonable specificity, that portion or element thereof disapproved and the reasons for such disapproval. Tenant shall not withhold its approval of any submitted New Plan Component, unless such submitted New Plan Component fails to comply substantially with the Approved Plan Components. Further, Tenant shall not act in an arbitrary or capricious fashion with respect to any disapproval of any New Plan Component. Any dispute as to whether the New Plan Component fails to comply substantially with the Approved Plan Component shall be resolved by the Construction Arbitrator as provided in Section 15 of this Work Letter. Any delay arising from a dispute as to whether the New Plan Component substantially complies with Approved Plan Components shall be a Tenant Extension if the dispute is determined substantially in favor of Landlord and shall not delay Substantial Completion of the Work if decided substantially in favor of Tenant.

In the event that Tenant fails to notify Landlord of its intent to approve or disapprove (or if disapproved, the specificity required above concerning such disapproval) any New Plan Component within the applicable time period set forth herein, the subject New Plan Component shall be deemed approved (so long as Landlord submitted the same to Tenant with the notice required under the last paragraph of this Section 4), except to the extent Landlord provided in such notice that a response from Tenant was required in which event Tenant’s failure to approve or disapprove shall not be deemed approval and may constitute a Tenant Extension for the period of time measured from the date on which Tenant was required to notify Landlord of such approval or disapproval and ending on the date Tenant approves or disapproves such New Plan Component as above provided to the extent the delay actually causes a delay in the date of Substantial Completion.

Upon Tenant’s disapproval, if any (except for a formatting or non-substantive reason to which Landlord has no objection which will be promptly modified), of a New Plan Component which Landlord does not dispute pursuant to the fourth paragraph of this Section 4, Landlord

3

shall undertake to have such disapproved New Plan Component modified and shall resubmit the same to Tenant. In each instance of disapproved New Plan Components which Landlord does not dispute pursuant to the fourth paragraph of this Section 4, Landlord shall have five (5) business days to revise and resubmit each such component to Tenant. In each instance of resubmitted New Plan Components, Tenant shall have five (5) business days within which to approve or disapprove (as aforesaid) each such re-submittal. Such respective five (5) - and five (5) - business day sequences of resubmission and approval or disapproval (with disputed disapprovals being treated as aforesaid) shall continue until all of the New Plan Components comprising the balance of the Final Plans and Specifications for the Work have been approved by both Landlord and Tenant. A partial disapproval of the New Plan Components shall be a deemed approval of that portion of the plans to which Tenant has not objected except to the extent Landlord exercises its right to treat such failure to notify as a failure under the last sentence of the immediately preceding paragraph.

The provisions of the immediately preceding three (3) paragraphs shall apply to the approval of the Tenant Drawings, and, to the extent applicable to the Tenant Drawings shall be deemed to be restated herein in their entirety with all references to (i) Landlord being deemed to be to Tenant; (ii) Tenant being deemed to be to Landlord; and (iii) New Plan Component being deemed to be to Tenant’s Drawings.

When a New Plan Component has, or the Tenant Drawings have, been approved in accordance with this Section 4, Landlord and Tenant shall memorialize such approval by either (i) signing or initialing a schedule or summary setting forth a description of such New Plan Component or the Tenant Drawings, or (ii) exchanging emails acknowledging such party’s approval. The aggregate of all of the Approved Plan Components and, when approved by Landlord and Tenant, the New Plan Components and the Tenant Drawings shall be referred to as the “Final Plans and Specifications” for the Work and shall be deemed to become a part of the Lease and a schedule thereof shall be attached to this Work Letter as Appendix 4.

Any (i) revision to a submitted New Plan Component, which revision is required to obtain Tenant’s approval of the submitted component, and which would be a material deviation from the Approved Plan Components, or (ii) any portion of the Tenant Drawings which would be a material deviation from the Approved Plan Components or outside the scope of the Work, shall, in any event, be deemed to be a request by Tenant for a Change Order. Landlord shall cause Tenant to be promptly notified, in writing, of any such substantial deviation request or any matter arising in the Tenant Drawings, and in such written notification Landlord shall inform Tenant of: (i) the estimate of the change in schedule, if any, in the Substantial Completion (as hereafter defined) and final completion of construction of the Work; and (ii) an estimate of the Change Order Cost (as hereafter defined in Section 8), whether increased or reduced, resulting from the requested revision. If within five (5) business days following such written notification from Landlord, Tenant does not notify Landlord that Tenant accepts or rejects Landlord’s determination of a substantial deviation, it shall act as notice to Landlord that (i) Tenant has withdrawn its requested revision, and (ii) the New Plan Component as submitted by Landlord shall be deemed to have been disapproved by Tenant. If Tenant accepts as aforesaid Landlord’s determination, Landlord and Tenant shall execute a Change Order setting forth, as applicable, the Change Order Cost and the modification of the date on which the Work will be Substantially Complete. If Tenant notifies Landlord as aforesaid that Tenant objects to all or any part of

4

Landlord’s determination, such objection and an extension of time for the performance of the Work shall be resolved by the Construction Arbitrator as provided in Section 15 of this Work Letter.

Notwithstanding the foregoing, Landlord shall not be required to cause the Design Builder to curtail any portion of the Work during the pendancy of Tenant’s right to accept, object or withdraw its requested revisions, if such curtailment would have an adverse impact on the critical path schedule for the Substantial Completion of the Work.

All notices required under this Work Letter with respect to which a failure to respond shall be deemed approval or disapproval shall conspicuously state, in BOLD type, the time within which a response is required and that a failure to timely respond shall constitute approval or disapproval, as the case may be.

Section 5. ADA. Because compliance with ADA requirements is predicated, in part, on specific user requirements of the Premises, Landlord and Tenant acknowledge and agree that each of them bear certain responsibility for assuring that the Final Plans and Specifications are in compliance with the ADA. Among other things, the preparation of the Final Plans and Specifications is and will be based on compliance with industry standard shell building ADA requirements for the specific uses of the Premises as set forth in the Lease. As a result of the foregoing, to the extent Tenant varies the specific use of the Premises from that of the foregoing after the date of the Substantial Completion or the improvements constructed pursuant to the Tenant Drawings vary from industry standard shell building ADA requirements , Tenant shall be responsible, at its sole cost, for the Premises being in compliance with the ADA.

Section 6. Scope of Work. Except for the design of the Work in the Tenant Drawings, Landlord shall cause the Design Builder to design and construct all of the Work in a good and workmanlike manner, using only new, good quality materials and equipment, in compliance with the Building Rules and substantially in accordance with the Final Plans and Specifications, as modified in any Change Order approved in accordance with this Work Letter, not later than the Date(s) for Substantial Completion as hereinafter stated. In the event that any materials specified in the Final Plans and Specifications are not reasonably available to the Design Builder, Landlord shall obtain Tenant’s prior written consent to cause such Design Builder to substitute materials of higher or equal quality, which consent of Tenant shall not be unreasonably withheld, conditioned or delayed.

Section 7. Changes In Work. Any material changes in the scope of the Work shall be authorized by a written change order (“Change Order”) which shall be executed as hereinafter provided and which shall change the GMP accordingly.

Although the same may constitute a Tenant Extension hereunder, subject to this Section 7 and without invalidating the Lease, by written notice to Landlord, Tenant may request changes in the scope of the Work consisting of additions to or deletions from, or other revisions in, the Final Plans and Specifications or a material deviation from the Approved Plan Components. Promptly following Landlord’s receipt of such written request from Tenant, Landlord shall notify Tenant, in writing of the estimate, resulting from the requested scope revision of the adjustment (“Change Order Estimate”), if any, to the date for Substantial Completion of the Work, if applicable, or the time for the preparation of the applicable New Plan Component and the Change Order Cost associated with the Change Order.

5

Within five (5) business days following Tenant’s receipt of the Change Order Estimate, Tenant shall notify Landlord in writing of Tenant’s election to (i) accept the Change Order Estimate, or (ii) withdraw Tenant’s requested revision to the scope of the Work. If Tenant fails to so notify Landlord, it shall act as notice to Landlord that Tenant has withdrawn its request for a revision to the scope of the Work. If Tenant so notifies Landlord that Tenant accepts the Change Order Estimate, Landlord or the Design Builder, as applicable, shall prepare a Change Order setting forth the terms of the Change Order that will be executed by Landlord and delivered to Tenant for signature. If Tenant fails to sign and return such Change Order to Landlord within five (5) business days of receipt thereof, it shall act as notice to Landlord that notwithstanding its prior written notice of acceptance of the Change Order Estimate, Tenant has withdrawn its requested revision in the scope of the Work. Notwithstanding the foregoing, Landlord shall not be required to cause the Design Builder to curtail any portion of the Work during the pendancy of Tenant’s right to accept or withdraw its requested revisions, if such curtailment would have an adverse impact on the critical path schedule for the Substantial Completion of the Work. To the extent that Tenant withdraws or is deemed to have withdrawn its request for revisions after receipt of a Change Order Estimate, Tenant shall reimburse Landlord for the costs of preparing the Change Order Estimate.

For other Change Orders required by this Work Letter to be issued, Landlord or the Design Builder, as applicable, shall prepare the same that are signed by Landlord and are thereafter signed by Tenant, setting forth in detail, among other things (as appropriate), the change in the Work, any adjustment in the date for Substantial Completion of the Work or the time for the preparation of any New Plan Component, and, if appropriate, any increase or decrease in the GMP. To the extent affecting the scope of the Work or date for Substantial Completion, a Change Order shall be issued for Tenant Extensions.

If a Change Order to the Work results in a reduced or an additional charge to Tenant less or more than the original scope of work for the portion of the Work affected by such Change Order, the GMP shall be reduced or increased by such amount, as the case may be, provided however, if there is a deductive Change Order, Tenant may reallocate the cost savings to another Allowance as provided in Section 14 below or include such cost savings in the adjustment of Base Rent if and to the extent permitted under Section 14 below, or such deduction may be credited against future Base Rent due under the Lease. Change Orders resulting in additional charges to the Tenant shall be due and payable in cash or immediately available funds as costs are incurred and invoiced by Landlord on a monthly basis, within thirty (30) days of Landlord’s issuance of each invoice. Design Builder’s fee on Change Orders shall be 6.5% of the cost of the Work in the Change Order and Landlord’s Fee shall be 3.5% of the cost of the work in the Change Order.

The total “Change Order Cost” shall be equal to an adjustment to the GMP and shall be equal to the total increase or decrease in the GMP resulting from all approved change orders (including, without limitation, any and all reasonable costs of labor and material, design fees, construction management fees, interest and other reasonable carrying costs, and sales or other excise taxes Landlord must pay in connection with the purchase of materials and services,

6

permitting costs and other so-called “hard” and “soft costs”). The actual costs of the subject change shall be the aggregate of all payment obligations under those contracts or modifications to contracts entered into by Landlord in connection with the subject change.

Section 8. Project Completion.

(a) Delivery Dates. Landlord and Tenant agree that they shall endeavor to achieve the delivery dates stipulated in the “Project Schedule” attached to this Work Letter as Appendix 5, which by attachment is made a part hereof. Subject to Permitted Delays, upon commencement of construction, Landlord shall use commercially reasonable efforts to cause the Design Builder to adhere to the Project Schedule and shall use commercially reasonable efforts to cause all construction to be completed in substantial accordance with the Final Plans and Specifications on or before the applicable Scheduled Completion Dates hereinafter set forth in Section 8(g), so that Tenant may occupy the Building or the applicable portion, at that time. Subject to Permitted Delays, without limiting the foregoing, Landlord shall utilize commercially reasonable efforts to ensure that the Design Builder complete each of the critical path construction milestones (each a “Milestone”) by the dates specified in the Project Schedule attached as Appendix 5. Landlord reserves the right to modify the Project Schedule in order to achieve the Scheduled Completion Date as hereinafter set forth in this Work Letter.

(b) Substantial Completion. Subject to the provisions hereof, Landlord shall cause the Work to be Substantially Complete and shall deliver the same to Tenant on or before the scheduled Substantial Completion Date as adjusted by Change Order. Notwithstanding the foregoing, for the purpose of Landlord’s obligation to timely Substantially Complete the Work, the Scheduled Completion Date shall be extended by one (1) day for each day of (i) Tenant Extensions, (ii) Force Majeure (as defined in the Lease) or (iii) delay due to a Change in Law with respect to the Work. As used herein, “Substantially Complete” or “Substantial Completion” shall mean when Landlord has (a) delivered to Tenant a certificate of substantial completion from the Architect with respect to the Work, certifying Tenant that the Building substantially conforms to Final Plans and Specifications, subject to Punch List Items (as hereafter defined), (b) all Building systems are operational and in good working order and have initially achieved the performance levels required by the Final Plans and Specifications, and (c) delivered to Tenant a temporary certificate of occupancy enabling Tenant’s occupancy of the Building. Tenant shall have the right as herein provided to provide Landlord with a punch list of items that are variances from the Final Plans and Specifications which remain to be completed after Substantial Completion in accordance with the provisions of Section 12 of this Work Letter.

(c) Tenant Extension. For the purposes hereof, the term “Tenant Extension” shall mean any actual delay in the date of Substantial Completion due to (i) Tenant’s failure to perform any of its obligations under this Work Letter, including but not limited to, the failure of Tenant to timely perform those tasks identified in the Tenant Performance List; (ii) Tenant’s failure to review and finally approve a New Plan Component or the Final Plans and Specifications within the timeframes set forth in Section 4 hereof; (iii) Tenant’s failure to make payment of any sum due hereunder within fifteen (15) business days of the date such payment is due; (iv) any written Change Order which was requested by Tenant; and (v) a Change Order required pursuant to Section 4 hereof (except for a Change in Law). Landlord shall notify Tenant of a Tenant Extension within a reasonable period of time as is practical under the circumstances

7

after such occurrence. For the purposes hereof, the term “Permitted Delays” shall mean any Force Majeure, any event described in Section 8(b)(iii) above or any Tenant Extension. In the event of a Tenant Extension, the following shall be applicable:

(i) the Commencement Date, as defined in the Lease, shall be the date the Work would have been Substantially Complete pursuant to the terms of this Work Letter but for all Tenant Extensions; and

(ii) any increase in the cost of completion of the Work to the extent resulting from a Tenant Extension described in subsections (c)(i) through (v) above and Changes in Law, including hard and soft costs resulting from such Tenant Extension, shall be treated as if the same were set forth in a Change Order requested by Tenant.

(d) Liquidated Damages. If Substantial Completion of the Building exclusive of Tenant’s Work, does not occur on or before September 25, 2015 as such date may be extended for Permitted Delays (the “Extended Completion Date”), then Tenant shall be entitled to credit against the Base Rent becoming due under the Lease, as liquidated damages, an amount equal to Two Thousand and 00/100 Dollars ($2,000.00) per day for each day beyond the Extended Completion Date that Landlord fails to substantially complete the Work. The parties acknowledge that Tenant’s actual damages, in the event Landlord Substantially Completes the Work later than the Extended Completion Date would be extremely difficult or impracticable to determine. Therefore, the parties acknowledge that the liquidated damages amounts have been agreed upon, after negotiation, as the parties’ reasonable estimate of Tenant’s damages due to a delay in Substantial Completion of the Work and in consideration of such amount Tenant expressly waives any claim against Landlord for actual, consequential, punitive or special damages arising out of any such delay. In no event will this section limit the damages recoverable by any party due to the other party’s obligation to indemnify such party in accordance with this Work Letter for third party claims.

Section 9. Final Completion of the Work. The Work shall be deemed finally completed (“Final Completion”) when (a) the conditions for Substantial Completion have been met, (b) all Punch List items have been substantially completed as certified by the Architect, and (c) Landlord has delivered to Tenant (i) all operating manuals for machinery and equipment, (ii) all warranties issued by vendors and material and equipment manufacturers required hereunder to be delivered by Landlord, (iii) copies of all permits obtained by Landlord, (iv) all as-build drawings for the Building, and (v) copies of the final waiver or release of liens from the Design Builder.

Section 10. Early Access.

(a) Entry Prior to Substantial Completion Date. Prior to the Substantial Completion of the Work, and provided that the governmental authority having jurisdiction does not prohibit the same for health and safety reasons, Landlord shall provide and require the Design Builder to provide Tenant with early access to portions of the Premises for the purposes of allowing a separate Design Builder engaged by Tenant to install Tenant’s cabling, furniture, trade fixtures and equipment in the Premises (“Tenant’s Work”); provided, however, that no Tenant’s Work may be performed except as hereinafter provided. The rights of Tenant to early

8

access pursuant to this Section 10 are hereinafter referred to as “Early Access.” Landlord may, at any time, suspend Tenant’s rights to Early Access hereunder in the event that Landlord or the Design Builder reasonably determine that such Early Access or any Tenant’s Work is unreasonably interfering with the construction of the Work or is creating security or safety risks.

Except for Landlord’s gross negligence or willful misconduct, Landlord shall have no responsibility or liability whatsoever for any loss or damage to any of Tenant’s fixtures, equipment or other personal property installed or left in the Premises prior to the Substantial Completion Date. Tenant’s entry upon and occupancy of the Premises prior to the Substantial Completion Date shall be governed by and subject to the provisions, covenants and conditions of the Lease with respect to insurance, indemnity, remedies and mechanic’s liens. Tenant shall not interfere with the Work and any right of entry or occupancy by Tenant prior to the Substantial Completion Date shall be subject to Landlord’s right of noninterference.

Anything in this Section 10 to the contrary notwithstanding, Tenant shall not commence the conduct of any business from nor deliver any Tenant inventory to the Premises prior to the applicable Substantial Completion Date under the Lease.

(b) Tenant Cooperation. As a condition precedent to exercising its right to Early Access hereunder and to entering into contracts with any separate Design Builders or vendors for Tenant’s Work, Tenant shall provide to Landlord and Landlord’s title insurer and mortgagee, such indemnities, hold harmless agreements or other similar undertakings or certificates of insurance, waivers of subrogation or other documentation, or comply with such reasonable requests, or provide reasonable assurances with respect to separate Design Builders’ or vendors’ lien claims, as Landlord, its title insurer or mortgagee may reasonably require from time to time.

(c) Utility Charges. Tenant shall pay all costs and expenses for utilities consumed at the Premises reasonably allocated to the Tenant in the performance of Tenant’s Work prior to Substantial Completion. Landlord will have the right to charge Tenant the incremental costs of utilities consumed by Tenant during this period. Tenant will reimburse Landlord for the actual cost of all such utilities within thirty (30) days after receipt of Landlord’s invoices and supporting detail.

Section 11. Punch List. When Landlord reasonably believes the applicable Work will be Substantially Complete, Landlord shall advise Tenant, in writing of the same. Promptly following such notice, Landlord, the Design Builder, Tenant and the Architect shall make a joint physical inspection of the Work to list the items of Work to be completed or corrected (“Punch List Items”) and the duration of time that shall be afforded to complete the same, subject to Permitted Delays. Punch List Items shall include any of the Work not properly executed, including, without limitation, defective workmanship and/or materials, and including minor corrective or minor incomplete items in respect to the Work. In the event Landlord, the Design Builder, Tenant and Architect are unable to agree on the Punch List Items or the time within which they shall be completed, the Construction Arbitrator’s determination as hereafter provided in this Work Letter shall be binding on the Landlord, the Design Builder and Tenant. When the list of Punch List Items are determined as aforesaid, Landlord shall deliver and shall cause the

9

Design Builder, as applicable to deliver, in writing, their unconditional promise to complete or cause to be completed, subject to Permitted Delays, the applicable Punch List Items within forty-five (45) days thereafter, or such longer period of time determined as aforesaid.

Section 12. Warranty. Landlord warrants to Tenant (and shall cause the Design Builder to warrant), that the Work shall be constructed substantially in accordance with the Final Plans and Specifications, and for a period of one (1) year from the date of Substantial Completion, shall be free from defects in workmanship or materials. Latent defects in the Work, not reasonably detectable at Substantial Completion or Final Completion (a “Latent Defect”), shall not be subject to the one (1) year warranty, and, provided Tenant delivers written notice to Landlord of a Latent Defect within a reasonable period of time after discovery of such Latent Defect, Landlord shall repair or replace any Latent Defects in the Work promptly upon written request of Tenant. In addition, Landlord shall cause the Design Builder to procure those warranties and guaranties from construction subDesign Builders or their suppliers for specific elements of the Work required by the Final Plans and Specifications that are longer than the one (1) year warranty period. Landlord shall cause the Design Builder to furnish to Tenant copies of any and all service contracts, warranties, equipment specifications, manufacturers’ information and operating instructions in connection with the Work. If, during the one (1) year warranty period for the Work, or any other warranty period longer than one (1) year for items which Landlord is obligated under the Lease to maintain, or at any time within a reasonable period of time after discovery as to Latent Defects, Tenant notifies Landlord, in writing, of defective workmanship or materials in the construction of the Work or roof, respectively, Landlord shall promptly correct, or cause the Design Builder to correct, such defect by the repair or replacement thereof, as reasonably necessary. Landlord shall assign to Tenant any other warranty on air conditioning compressors or other products which are to be maintained by Tenant under the Lease and Landlord shall have no further liability with respect thereto.

Landlord’s warranty provided in this Section 12 is limited in certain respects, and is conditioned on the following:

(a) Tenant shall use and operate the Premises substantially in accordance with the design capacities and criteria established therefor that is established in the Final Plans and Specifications and in the operating manuals delivered by Landlord to Tenant. Tenant acknowledges that any misuse thereof may void the warranty hereunder and may void any manufacturers’ or other warranties which are to be assigned to Tenant hereunder.

(b) In addition to the foregoing, the warranty from Landlord hereunder shall not extend to the electrical systems, plumbing systems, heating, ventilating and air conditioning systems, fire protection systems or other mechanical systems servicing the Work, unless such systems are maintained and operated in substantial compliance with the manufacturers’ specifications therefor by those professionals specified by such manufacturers’ specifications provided in the operating manuals, warranties or guaranties delivered by Landlord to Tenant. If any of such systems fails due to Tenant’s failure to maintain the same in substantial compliance with the manufacturer’s specifications, then to the extent unaffected by such failed system, the warranty on the other systems shall not be affected thereby and shall continue in full force and effect.

10

(c) Any and all Warranty Work required to be performed under this Section 12 shall not in any way include, or require Landlord or the Design Builder to perform, any routine or appropriate regular maintenance of the Work required to be performed by Tenant as part of Tenant’s operations, repairs and maintenance obligations under the Lease.

(d) The warranty hereunder specifically excludes (and Tenant waives any claims, and shall cause its insurer to waive any and all subrogation claims, with respect to) any and all indirect or consequential damages, including, without limitation, damages to Tenant’s products, equipment or other personal property which may be located within the Premises. Tenant hereby acknowledges and agrees that it has acquired, or will acquire, and will maintain, appropriate amounts of property insurance in order to manage such risks.

Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable or responsible for any indirect, consequential or special damages. Landlord’s liability under the express warranties granted herein is limited to the correction, repair or replacement of defective workmanship or materials in the Work and is subject to Tenant properly maintaining the Premises as required under the Lease.

Section 13. Tenant’s Work.

(a) Tenant’s Work Pre-Construction Documents. Not less than fifteen (15) days prior to commencement of Tenant’s Work, Tenant shall submit the following information and items to Landlord:

(i) A schedule for the performance of any of the work requiring Early Access onto the Premises and the portion of the Building in which such Early Access is required.

(ii) The names and addresses of the Design Builder(s) and vendor(s) requiring Early Access to be engaged by Tenant for the Tenant’s Work (“Tenant’s Design Builder(s)”), and the names and addresses, if any, then known of any Tenant’s Design Builders’ subDesign Builders.

(iii) Certified copies of insurance policies or certificates of insurance as hereafter described. Tenant shall not permit Tenant’s Design Builders to commence any Tenant’s Work or continue to perform any Tenant’s Work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord and such issuance remains in effect.

(iv) Prior to the commencement of any Tenant’s Work at the Premises, Tenant shall deliver to Landlord, as to the work then to be performed by Tenant, copies of all building permits, sign permits or approvals required to be obtained from the necessary governmental authority having jurisdiction over the Tenant’s Work for the Tenant’s Work then being performed. Tenant will update such information and items by notice to Landlord of any changes.

(b) Performance of Tenant’s Work. All Tenant’s Work done in or upon the Premises by or for Tenant shall be (i) done in compliance with all Building Rules and requirements of Landlord and the Design Builder; and (ii) be coordinated with any other construction work in or about the project in order not to adversely affect the Work.

11

(c) Design of Tenant’s Work. Tenant shall be responsible for designing and installing Tenant’s Work. Tenant shall be responsible for coordinating the Tenant’s Work design with the Final Plans and Specifications.

(d) Tenant Drawings. Tenant shall cause the Tenant Drawings to be completed in a good and workmanlike manner in accordance with all of the provisions of this Work Letter.

Section 14. Allowances. Landlord shall perform and complete the Work at Landlord’s sole cost and expense, provided however, if the cost to complete any portion of the Work within the scope of any allowances (an “Allowance”) as identified in Appendix 6 exceeds the amount of the applicable Allowance and such excess cost is not reallocated to the unused portion of another Allowance, then Tenant shall pay to Landlord the amount of such excess cost within 10 days after demand therefore by Landlord to Tenant.

Tenant shall have the right to adjust the allocation of any Allowances if desired to reallocate cost savings in the scope of work for one or more Allowances to any excess costs under any other Allowances. In addition, any net unused portion of the Allowances may be applied by Tenant to other improvements on the Land or to any other amounts owed by Tenant hereunder including the Rent.

Section 15. Construction Arbitrator. In the event a dispute arises between Landlord and Tenant, after a good faith attempt to resolve the same through direct discussions between the parties’ representatives who have the authority to settle the dispute, concerning this Agreement, including without limitation, (i) the occurrence of a Permitted Delay; (ii) the effect of a Permitted Delay on the Substantial Completion Date, or any other date of performance by Landlord or Tenant hereunder; (iii) the duration of a Permitted Delay; (iv) whether there is a change in scope of any of the Work from that contemplated by either the Approved Plan Components or Final Plans and Specifications; (v) the substitution of materials if materials specified in the Final Plans and Specifications are reasonably unavailable; (vi) whether Substantial Completion of the Work has occurred; or (vii) Punch List Items matters, then, upon written notice by either Landlord or Tenant to the other, such dispute shall be submitted for prompt resolution first by mediation then by binding arbitration as provided herein. Upon notice to the other party to refer the dispute for third party resolution, the parties shall mutually agree to select a mediator and proceed to attempt to settle the dispute through mediation which, except to the extent the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. If mediation fails to resolve the issue, then the parties shall submit the dispute to binding arbitration which, except to the extent the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect on the date of the Agreement. If the dispute does not require an alternate procedure under the applicable construction contract with the Design Builder, the parties agree that the following expedited process be used to arbitrate the dispute. The parties agree to select a qualified construction expert, mutually acceptable to both parties, to act as the arbitrator to resolve such

12

dispute in accordance with the provisions of this Section 15. In the absence of mutual agreement as to the selection of an arbitrator, then the selection shall be by such procedures established by the American Arbitration Association for the selection of an arbitrator for construction disputes (“Construction Arbitrator”). The noticing party shall deliver to the other party and the Construction Arbitrator such noticing party’s written proposed resolution of the subject dispute. Within five (5) business days thereafter, the party to whom such notice and proposed resolution was sent shall deliver to the noticing party and the Construction Arbitrator such responding party’s written proposed resolution. The Construction Arbitrator, as promptly as practicable after its receipt of the two proposed resolutions shall be instructed to deliver to Landlord and Tenant the Construction Arbitrator’s written resolution of the subject dispute, which resolution shall be made based on the respective rights and obligations of Landlord and Tenant under the terms and provisions of the Lease and this Work Letter. The Construction Arbitrator’s resolution shall be binding on Landlord and Tenant. In addition, the Construction Arbitrator shall be instructed to advise Landlord and Tenant of which of Landlord’s and Tenant’s proposed resolution is closer to the binding resolution delivered by the Construction Arbitrator although the Arbitrator shall have no obligation to select either proposed resolution. The party whose proposed resolution was not closer to the resolution delivered by the Construction Arbitrator shall pay the cost of the Construction Arbitrator’s resolution and the Construction Arbitrator’s fee for making such determination.

Nothing contained herein shall waive or extend any statute of limitations applicable hereto, within which a legal or equitable proceeding based on a claim under this Agreement must be instituted or thereafter barred.

Section 16. Tenant’s Payments. Tenant shall be obligated to reimburse Landlord for the first Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) of costs of the Work. Tenant shall reimburse Landlord, from time to time, within ten (10) days after receipt of invoices evidencing costs incurred by Landlord.

Section 17. Shared Savings.

(a) Landlord has agreed that the costs of the Work, including Change Orders, incurred pursuant to the construction contract with Design Builder shall be incurred on an “Open Book” basis and to that end has directed the Design Builder to keep full and detailed accounts and exercise such controls as may be necessary for proper financial management and in order to cooperate with Landlord and Tenant by providing accurate and timely information as to hard costs and expenses incurred or to be incurred in the completion of the Work.

(b) Landlord and the Design Builder have established an initial “Guaranteed Maximum Price” (“GMP”) for the Cost of the Work based upon the Approved Plan Components for the Work which includes an initial Schedule of Values (a copy of which is attached to and made a part of this Work Letter as Appendix 6) which GMP shall be subject to increases or decreases based upon Change Orders as contemplated hereunder. The initial GMP for the hard cost portion of the Work is TWELVE MILLION FIVE HUNDRED THIRTY-THREE THOUSAND AND 00/100 DOLLARS ($12,533,000.00) which following adjustment for completion of Final Plans and Specifications and subsequently approved Change Orders, if any, will become the “Final GMP”.

13

(c) (i) The Cost of the Work shall mean the sum of:

(x) All costs necessarily incurred by the Design Builder in the design, and proper performance of the construction of the Work (including without limitation the cost of permits, testing, utility connection charges, self-performed portions of the Work, and all the Work performed by subDesign Builders and suppliers) shall be based upon the actual costs paid by the Design Builder, less all discounts, rebates and salvage. Notwithstanding the breakdown or categorization of any Cost of the Work, there shall be no duplication of payment in the event any item for which payment is requested can be characterized as falling into more than one of the types of reimbursable categories. Such costs shall be at rates not higher than the standard paid at the place of the Work except with the consent of Landlord.

(y) The Design Builder’s general conditions costs for those categories set forth on the schedule of General Conditions as set forth on Appendix 7 shall be $1,251,283, subject to Change Orders.

(z) the Design Builder’s Fee shall be 6.5% subject to Change Orders.

(ii) It is understood that the scope of certain items within the Schedule of Values has not been fully developed or defined. An “Allowance” has been established for such items as noted on the annexed Schedule of Values. To the extent that the actual Cost of the Work for any item for which an Allowance has been established exceeds or is less than the original Allowance amount then a Change Order for the increase or decrease shall be issued in accordance with the provisions of Section 7 of this Work Letter and the Final GMP shall be increased or decreased by such difference.

(iii) In the course of completing the Work, the Landlord shall obtain a minimum of three (3) competitive bid proposals from subDesign Builders or suppliers with a total contract value of greater than $50,000.00. The Landlord shall provide to Tenant an analysis of these bid proposals on the basis of cost and ability to meet project goals including schedule and quality control and shall select the most qualified subDesign Builder or supplier at Landlord’s or the Design Builder’s sole discretion. Notwithstanding the foregoing, Design Builder is self performing certain portions of the Work as described in Appendix 8, which work shall not be subject to the foregoing competitive bidding process.

(d) The Landlord shall maintain for review by the Tenant, a detailed monthly cost report of the actual Cost of the Work. The net positive difference between the Final GMP and the actual Cost of the Work shall be the basis for Shared Savings as defined below. It is understood and agreed that the divisional breakdown in the Schedule of Values is preliminary and the Design Builder shall be entitled to line item balances between cost categories to complete the Work.

(e) Within Ninety (90) days after the date of Substantial Completion, Landlord shall provide the Tenant with Landlord’s calculation of the final actual Cost of the Work, as defined above, together with all appropriate information supporting such calculation. Tenant shall have Fifteen days (15) days from such receipt within which to raise any objections

14

to Landlord’s calculations, failing which, said calculations shall be deemed final and binding upon the parties. In the event that Tenant raises an objection to the calculation or in good faith requires additional information to review the same, Landlord and Tenant shall work together in good faith to reach a final agreed calculation within thirty (30) days of the date of Tenant’s request or objection. Landlord shall cause the Design Builder to check all materials and labor entering into the Work and keep such full and detailed accounts as may be necessary to determine the actual Cost of the Work. Tenant, during normal business hours, shall have the right to audit, inspect and copy, from time to time, all of the Design Builder’s books, records, receipts and vouchers relating to the Work (collectively, “Records”) and Landlord shall require the Design Builder to preserve all of the Records for a period of one (1) year after the date of Substantial Completion. Landlord acknowledges and agrees that the performance of the Work is intended to be “open book” to Tenant and that Tenant’s access to the information shall not be unreasonably limited by the fact that Tenant may not have approval rights over a particular aspect of the Work.

(f) The remaining net positive difference between the Final GMP and the actual Cost of the Work, after payment to the Design Builder of its share of such difference, as required under the contract with Design Builder, shall become the Shared Savings and shall be divided 50% to Landlord and 50% to Tenant. Tenant’s portion of the Shared Savings shall be credited first to offset any Change Orders and the remaining portion shall be reimbursed to the Tenant within thirty (30) days of agreement of the parties to the final Shared Savings amount. In the event the parties are unable to agree upon the final Shared Savings amount the dispute shall be resolved by arbitration pursuant to the provisions of Section 15 of this Work Letter.

Section 18. Means and Methods. Landlord shall cause the Design Builder to be solely responsible for all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work.

Section 19. Representatives. Any authorization, direction, approval, Change Order or other action intended to be binding on Landlord and Tenant, shall only be given by the following:

If by Landlord:	c/o Verus Partners, LLC
Attn: Timothy J. McEnery, Principal
100 S. Wacker Street
Suite 850
Chicago, IL 60606

If by Tenant:	AtriCure
Attn: Andrew L. Lux PhD.
6217 Centre Park Drive
West Chester, Ohio 45069

Landlord and Tenant each reserve the right to change the name of their designated representative(s) by sending written notice thereof to the applicable party.

Section 20. Tenant’s Inspection. Provided Tenant does not unreasonably interfere with the progress of the Work and Tenant complies with all safety requirements of the Landlord,

15

the Design Builder, at all times while the Design Builder is performing or causing to be performed the construction portion of the Work, Tenant or Tenant’s representative shall have the right to inspect the performance of the Work or any portion thereof.

16

Section 21. Miscellaneous.

(a) Except as expressly set forth in the Lease, Landlord has no other agreement with Tenant and has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(b) This Work Letter is being executed in conjunction with the Lease and is subject to each and every term and condition thereof.

(c) Landlord shall be solely responsible for payment of all amounts due to Design-Builder for the Work and shall indemnify Tenant for any direct losses (but not consequential, incidental, special or punitive damages) arising out of Landlord’s failure to pay Design-Builder (except in the case of a payment disputed by Landlord in good faith), including without limitation, all costs and expenses associated with any liens on Tenant’s leasehold interest. Landlord shall deliver to Tenant final lien waivers from Design Builder within a reasonable time after final completion of the Work and Architect.

Executed this          day of                     , 2014.

LANDLORD: LM-VP ATRICURE, LLC

By:

Name:

Title:

TENANT: ATRICURE INC.

By:

Name:

Title:

17

SCHEDULE OF APPENDICES

APPENDIX	DESCRIPTION

1	Schedule of Approved Plan Components

2	New Plan Components

3	Tenant Performance List

4	Final Plans and Specifications

5	Project Schedule

6	Schedule of Values

7	General Conditions Costs

8	Contractor’s Self Performed Work

9	Improvements Constructed Pursuant to the Tenant Drawings

18

Appendix 1 – Schedule of Approved Plan Components

NO.	TITLE	AUTHOR	DATE
Specifications
	Outline Specifications	Verus Partners, LLC/	July 30, 2014
	Pages 10 – 30	Danis Builders, LLC

	Review Meeting Items	Verus Partners, LLC/	April 10, 2014
	Pages 8 – 9	Danis Builders, LLC

DIVISION 2 – EXISTING CONDITIONS
02 41 19 SELECTIVE STRUCTURE DEMOLITION
DIVISION 3 – CONCRETE
03 30 00 CONCRETE
03 40 00 STRUCTURAL PRECAST CONCRETE
DIVISION 5 – METALS
05 12 00 STRUCTURAL STEEL
05 22 00 JOISTS & JOIST GIRDERS
05 31 00 DECK
05 40 00 COLD-FORMED METAL FRAMING
05 50 00 METAL FABRICATIONS
05 51 13 METAL PAN STAIRS
05 58 00 EXTERIOR METAL SUNSHADES
05 58 13 COLUMN COVERS
DIVISION 6 – WOOD, PLASTICS, AND COMPOSITES
06 16 43 EXTERIOR GYPSUM SHEATHING
DIVISION 7 – THERMAL AND MOISTURE PROTECTION
07 21 00 THERMAL INSULATION
07 21 14 PERIMETER INSULATION
07 42 43 COMPOSITE WALL PANELS
07 54 23 THERMOPLASTIC POLYOLEFIN ROOFING
07 62 00 SHEET METAL FLASHING & TRIM
07 71 00 ROOF SPECIALTIES
07 72 33 ROOF HATCHES
07 92 00 JOINT SEALANTS
DIVISION 8 – OPENINGS
08 33 23 OVERHEAD COILING DOORS
08 41 13 ALUMINUM ENTRANCES & STOREFRONTS
08 80 00 GLAZING
DIVISION 9 – FINISHES
09 91 00 PAINTING
DIVISION 10 – SPECIALTIES
10 14 29 EXTERIOR SIGNAGE
DIVISION 11 – EQUIPMENT
11 13 16 LOADING DOCK SEALS & SHELTERS
11 13 20 LOADING DOCK LEVERS
LIST OF DOCUMENTS 00 01 15 – 4 of 5

APPENDIX 1-1

DIVISION 14 – CONVEYING EQUIPMENT
14 24 23 HYDRAULIC PASSENGER ELEVATORS
DIVISION 21 – FIRE SUPPRESSION
DIVISION 22 – PLUMBING
22 11 13 SITE WATER DISTRIBUTION
22 13 13 SITE SANITARY SEWERS
22 14 23 STORM DRAINAGE PIPING SPECIALTIES
22 05 00 BASIC PLUMBING REQUIREMENTS
22 05 19 METERS AND GAUGES FOR PLUMBING PIPING
22 05 23 GENERAL DUTY VALVES FOR PLUMBING PIPING
22 05 53 PLUMBING IDENTIFICATION
22 07 00 PLUMBING INSULATION
22 10 00 PLUMBING PIPING
22 14 29 SUMP PUMPS
22 30 00 PLUMBING EQUIPMENT
22 34 00 FUEL FIRED DOMESTIC WATER HEATERS
22 40 00 PLUMBING FIXTURES GENERAL
DIVISION 23 – HVAC
23 00 00 TABLE OF CONTENTS
23 05 00 BASIC MECHANICAL REQUIREMENT
23 05 13 MOTORS FOR MECHANICAL WORK
23 05 23 GENERAL DUTY VALVES FOR HVAC PIPING
23 05 29 PIPE HANGERS, SUPPORTS, & ANCHORS
23 05 53 MECHANICAL IDENTIFICATION
23 05 93 HVAC SYSTEM TESTING, ADJUSTING, & BALANCING
23 07 13 DUCTWORK INSULATION
23 07 19 PIPING INSULATION
23 08 00 SYSTEM STARTING/COMMISSIONING
23 09 23 ELECTRONIC CONTROL SYSTEM – DIRECT DIGITAL CONTROL
23 23 00 REFRIGERANT PIPING & SPECIALTIES
23 30 00 AIR DISTRIBUTION SYSTEMS
23 30 01 DUCTWORK & ACCESSORIES
23 34 23 POWER VENTILATORS
23 36 16 VAV SYSTEM TERMINAL UNITS
23 73 14 PACKAGED AIR HANDLING UNITS
23 74 13 ROOFTOP HVAC UNITS
23 81 25 SPLIT SYSTEM AIR CONDITIONING UNITS
23 82 39 UNIT HEATERS
23 82 41 CABINET HEATERS
DIVISION 26 – ELECTRICAL
26 05 00 BASIC ELECTRICAL REQUIREMENTS
26 05 02 ELECTRICAL SERVICE ENTRANCE
26 05 03 SWITCHBOARDS
26 05 04 CABLE, WIRE & CONNECTORS
26 05 05 ELECTRICAL CONNECTIONS FOR EQUIPMENT
26 05 26 ELECTRICAL GROUNDING
26 05 33 ELECTRICAL RACEWAY & FITTINGS
26 05 34 ELECTRICAL BOXES & FITTINGS
26 05 37 ELECTRICAL GUTTERS & WIREWAYS
26 09 23 LIGHTING CONTROL DEVICES
26 09 24 LIGHTING CONTROL EQUIPMENT

APPENDIX 1-2

26 22 01 TRANSFORMERS
26 24 16 PANELBOARDS & ENCLOSURES
26 24 19 MOTOR CONTROL CENTERS
26 25 00 BUSWAY
26 27 26 WIRING DEVICES
26 28 13 FUSES
26 28 17 SAFETY & DISCONNECT SWITCHES
26 30 01 EMERGENCY POWER SYSTEMS
26 36 23 AUTOMATIC TRANSFER SWITCHES
26 41 13 LIGHTNING PROTECTION SYSTEM
26 43 00 TRANSIENT VOLTAGE SUPPRESION
26 50 00 LIGHTING FIXTURES & LAMPS
DIVISION 27 – COMMUNICATIONS
27 13 01 COMMUNICATIONS SYSTEM
27 32 13 STRUCTURED CABLING SYSTEM
DIVISION 28 – ELECTRONIC SAFETY AND SECURITY
28 31 00 FIRE ALARM SYSTEM
DIVISION 31 – EARTHWORK
31 10 00 SITE CLEARING
31 20 00 EARTH MOVING
31 23 19 DEWATERING
DIVISION 32 – EXTERIOR IMPROVEMENTS
32 12 16 ASPHALT PAVING
32 13 13 CONCRETE PAVING
32 13 73 CONCRETE PAVING JOINT SEALANTS
DIVISION 33 – UTILITIES
33 05 00 COMMON WORK RESULTS FOR UTILITIES
33 41 00 STORM UTILITY DRAINAGE PIPING
33 46 00 SUBDRAINAGE

Drawings
C1.0	Title	Bayer Becker	August 5, 2014
C2.0	Site Details	Bayer Becker	June 24, 2014
C2.1	Site Details	Bayer Becker	August 5, 2014
C2.2	City of Mason Standard Details	Bayer Becker	June 24, 2014
C3.0	Site Dimension Plan	Bayer Becker	August 5, 2014
C4.0	Utility Plan	Bayer Becker	August 5, 2014
C4.1	GCWW Plan, Notes & Details	Bayer Becker	August 5, 2014
C5.0	Grading and Erosion Control Plan	Bayer Becker	August 5, 2014

L1.0	Site Tree Plan	Bayer Becker	August 5, 2014
L2.0	Planting Plan Enlargement Map	Bayer Becker	June 24, 2014
L2.1	Planting Plan – Zone A & Zone B	Bayer Becker	August 5, 2014
L2.2	Planting Plan – Zone C	Bayer Becker	August 5, 2014
L3.0	Seeding Plan	Bayer Becker	August 5, 2014
L4.0	Planting Notes & Details	Bayer Becker	June 24, 2014

S1X	AtriCure Site – Lighting Calculations	Kraft Electrical	June 24, 2014

APPENDIX 1-3

A0.000	Exterior Perspectives	KZF Design, Inc.	November 27, 2013
A0.001	Interior Perspectives	KZF Design, Inc.	November 27, 2013
A0.002	Interior Perspectives	KZF Design, Inc.	November 27, 2013

A0.01	Symbols, Abbreviations & Code Summary	KZF Design, Inc.	August 15, 2014
A1.01	Overall First Floor Plan	KZF Design, Inc.	December 20, 2013
A1.01a	Enlarged First Floor Plan	KZF Design, Inc.	December 20, 2013
A1.02	Overall Second Floor Plan	KZF Design, Inc.	December 20, 2013
A1.02a	Enlarged Second Floor Plan	KZF Design, Inc.	December 20, 2013
A1.03	Roof Plan	KZF Design, Inc.	August 15, 2014
A1.11	First Floor Reflected Ceiling Plan	KZF Design, Inc.	December 20, 2013
A1.12	Second Floor Reflected Ceiling Plan	KZF Design, Inc.	December 20, 2013
A2.01	Building Elevations	KZF Design, Inc.	August 15, 2014
A2.02	Building Elevations	KZF Design, Inc.	August 15, 2014
A2.03	Building Sections	KZF Design, Inc.	August 15, 2014
A3.01	Wall Sections	KZF Design, Inc.	August 15, 2014
A3.02	Wall Sections	KZF Design, Inc.	August 15, 2014
A3.03	Wall Sections	KZF Design, Inc.	August 15, 2014
A3.04	Wall Sections	KZF Design, Inc.	August 15, 2014
A3.05	Wall Sections	KZF Design, Inc.	August 15, 2014
A3.06	Exterior Details	KZF Design, Inc.	August 15, 2014
A3.07	Exterior Details	KZF Design, Inc.	August 15, 2014
A4.01	Interior Elevations	KZF Design, Inc.	December 20, 2013
A4.02	Interior Elevations	KZF Design, Inc.	December 20, 2013
A6.02	Frame Elevations	KZF Design, Inc.	August 15, 2014

I.100	Interior Finish Legend	KZF Design, Inc.	December 20, 2013
I.101	First Floor Interior Finish Plan	KZF Design, Inc.	December 20, 2013
I.102	Second Floor Interior Finish Plan	KZF Design, Inc.	December 20, 2013

F1.1	Foundation Plan	Wolfert Engineering, Ltd.	August 15, 2014
F2.1	Foundation Details	Wolfert Engineering, Ltd.	July 18, 2014
F2.2	Foundation Details	Wolfert Engineering, Ltd.	August 15, 2014
F2.3	General Notes & Foundation Details	Wolfert Engineering, Ltd.	July 18, 2014

S1.1	Second Floor Framing Plan	Wolfert Engineering, Ltd.	August 15, 2014
S1.2	Roof Framing Plan	Wolfert Engineering, Ltd.	August 15, 2014
S1.3	Screenwall Framing Plan	Wolfert Engineering, Ltd.	August 15, 2014
S2.1	Structural Details	Wolfert Engineering, Ltd.	July 18, 2014
S2.2	Structural Details	Wolfert Engineering, Ltd.	August 15, 2014
S2.3	Structural Details	Wolfert Engineering, Ltd.	July 18, 2014
S2.4	Structural Details	Wolfert Engineering, Ltd.	July 18, 2014
S2.5	Structural Details	Wolfert Engineering, Ltd.	July 18, 2014
S2.6	General Notes and Structural Details	Wolfert Engineering, Ltd.	July 18, 2014
S3.1	Brace Elevations	Wolfert Engineering, Ltd.	July 18, 2014

FP1	First Floor – Fire Protection Plan	Dalmation Fire, Inc.	July 30, 2014
FP2	First Floor – Fire Protection Plan	Dalmation Fire, Inc.	July 30, 2014

APPENDIX 1-4

P100A	Plumbing Underground	The Nelson Stark Company
August 15, 2014
P100B	Plumbing Underground	The Nelson Stark Company
August 15, 2014
P101A	Plumbing First Floor	The Nelson Stark Company
August 15, 2014
P101B	Plumbing First Floor	The Nelson Stark Company
August 15, 2014
P102A	Plumbing Second Floor	The Nelson Stark Company
August 15, 2014
P102B	Plumbing Second Floor	The Nelson Stark Company
August 15, 2014
P103A	Plumbing Roof	The Nelson Stark Company
August 15, 2014
P103B	Plumbing Roof	The Nelson Stark Company
August 15, 2014
M000	Mechanical Schedules and Details	The Cincinnati Air Conditioning Company
August 4, 2014
M300	Roof Mechanical Plan	The Cincinnati Air Conditioning Company
August 4, 2014
E001	Electric Site Plan	Kraft Electrical Contracting	August 15, 2014
E001A	Site Photometric Plan	Kraft Electrical Contracting	August 15, 2014
E101	Electric 1st Floor UG Plan	Kraft Electrical Contracting	August 15, 2014
E400	Panels & Single Line Diagram	Kraft Electrical Contracting	August 15, 2014

Sk-1a	Sketch of Generator Layout

	AtriCure – Interior Design Concept Package KZF Design, Inc.		December 31, 2013

F-2000	Preliminary Piping and Instrumentation Diagram – AtriCure Wastewater	Process Plus	October 23, 2013

L-1100	Proposed General Arrangement – AtriCure Wastewater	Process Plus	October 23, 2013

H-1	Mechanical Conceptual Layout – Pressurization Plan	Process Plus	October 24, 2013

H-2	Mechanical Conceptual Compressed Air Layout	Process Plus	October 24, 2013

Submittals
PC100	Precast Shop Drawings	ATMI-Indy, LLC	July 11, 2014
PC201	Precast Shop Drawings	ATMI-Indy, LLC	July 11, 2014
PC202	Precast Shop Drawings	ATMI-Indy, LLC	July 11, 2014
PC301	Precast Shop Drawings	ATMI-Indy, LLC	July 11, 2014
PC401	Precast Shop Drawings	ATMI-Indy, LLC	July 11, 2014
Precast Shop Drawings – Misc Details (Partial Elevations, Sill Detail and Head Detail)
ATMI-Indy, LLC

APPENDIX 1-5

Pg 1-50	Precast, Prestressed Wall Panels (Calcs)	McComas Engineering		July 11, 2014

Pg 1-2	Sikaflex – 2c NS	Sika	Reviewed	July 14, 2014

Pg 1-19	130 Ton RTU Submittal	The Cincinnati Air Conditioning Company
		Reviewed		July 7, 2014
Pg 1-18	105 Ton RTU Submittal	The Cincinnati Air Conditioning Company
		Reviewed		July 7, 2014
Pg 1-37	Clean Room Unit	The Cincinnati Air Conditioning Company
		Reviewed		July 15, 2014
Pg 1-86	VAV Boxes	The Cincinnati Air Conditioning Company
		Reviewed		July 7, 2014

Power -1	AtriCure Clean Room – Wiring	Annex Air		July 3, 2014
Control -1	AtriCure Clean Room – Wiring	Annex Air		July 3, 2014
Control -2	AtriCure Clean Room – Wiring	Annex Air		July 3, 2014
Control -3	AtriCure Clean Room – Wiring	Annex Air		June 23, 2014
Control -4	AtriCure Clean Room – Wiring	Annex Air		July 3, 2014

Pg 1-6	Generac – SD150-Diesel Industrial Diesel Generator Set
Pg 1-6	Generac – SD150-NG Industrial Diesel Generator Set

Pg 1-2	Generac – 100 – 400A 600V Automatic Transfer Switches

Pg 1-2	Architectural Bollard #KBR8 100M R5 (BL1)	Lithonia
Pg 1-2	Floodlighting #TFA 400M TA (FL1)	Lithonia
Pg 1-2	Square Area Lighting #KVF2 400M ASYFL SP09 LPI (PL1)
Lithonia
Pg 1-2	Anchor Base Pole #SSS 25 4G DM19 (PL1)	Lithonia
Pg 1-2	Square Area Lighting #KVF2 400M SYMFL SCWA SP09 LPI (PL2)
Lithonia
Pg 1-2	Anchor Base Pole #SSS 25 4G DM28 (PL2)	Lithonia
Pg 1-2	Square Area Lighting #KVF2 400M SYMFL SCWA SP09 LPI (PL3)
Lithonia
Pg 1-2	Anchor Base Pole #SSS 25 4G DM19 (PL3)	Lithonia
Pg 1-2	Square Area Lighting #KVF2 400M ASYFL SCWA WB09 LPI (WP1)
Lithonia
Pg 1-2	Outdoor General Purpose #OLW14 (WP2)	Lithonia

APPENDIX 1-6

Appendix 2 – New Plan Components

NO.	TITLE	AUTHOR	DATE
Foundation Plans

Foundation Details

Structural Framing Plans

Structural Framing Details

Architectural Floor Plans

Architectural Roof Plan

Architectural Elevations

Architectural Sections

Architectural Details & Schedules

Fire Protection Plans & Specifications

Plumbing Plans & Specifications

Plumbing Equipment Schedule

HVAC Plans & Specifications

HVAC Equipment Schedule

Electrical Plans & Specifications

Fire Alarm Plans and Specifications

Low Voltage Wiring Plans and Specifications

APPENDIX 2-1

Appendix 3 –Tenant Performance List

Item	Description	Completion Date
1	Tenant Approval of Architectural Floor Plans (Building Shell)	Complete

2	Tenant Approval of Civil Plans (Grading Plans, Site Utility Plans, E&S Control Plans and Civil Details)	Complete

3	Tenant Approval of Landscaping Plans and Details	Complete

4	Tenant Approval of Foundation Plans and Details	Complete

5	Tenant Approval of Structural Framing Plans and Details	Complete

6	Tenant Approval of Architectural Roof Plan (Building Shell)	August 15, 2014

7	Tenant Approval of Architectural Elevations (Building Shell)	August 15, 2014

8	Tenant Approval of Architectural Sections and Details (Building Shell)	August 15, 2014

9	Tenant Approval of Fire Protection Plans and Specifications	September 10, 2014

10	Tenant Approval of Plumbing Plans, Specifications and Schedules	September 10, 2014

11	Tenant Approval of HVAC Plans, Specifications and Schedules	September 10, 2014

12	Tenant Approval of Electrical Plans, Specifications and Schedules	September 10, 2014

13	Tenant Approval of Fire Alarm Plans, Specifications and Schedules	September 10, 2014

14	Tenant Provides Final Interior Finishes Plan and Interior Finish Schedules	August 19, 2014

15	Tenant Approval of Site Lighting Plans	September 10, 2014

APPENDIX 3-1

16	Tenant Provides Interior Furnishing Layout and Plans	October 1, 2014

17	Tenant Provides final Telephone/ Data Cabling Plan and Requirements	October 1, 2014

APPENDIX 3-2

Appendix 4 – Final Plans and Specifications

NO.	TITLE	AUTHOR	DATE

APPENDIX 4-1

APPENDIX 5-1

APPENDIX 5-2

APPENDIX 5-3

APPENDIX 5-4

Appendix 6 – Schedule of Values

SOV ITEM	DESCRIPTION	GMP VALUE
		Original GMP Values
1	Earthwork and Utilities	$529,712
2	Asphalt Paving	$329,653
3	Cast in Place Concrete (Danis Self-Perform Work)	$564,684
4	Masonry	$58,411
5	Precast Concrete Panels	$333,961
6A	Structural Steel	$765,108
6B	Miscellaneous Metals	$102,000
7	Framing, Drywall, Ceilings (Interior)	$821,033
8	Framing, Drywall, Ceilings (Exterior)	$352,792
9	Roofing and Sheet Metal	$279,377
10	Glass & Glazing	$308,060
11	Metal Wall Panels	$472,991
12	General Trades (Danis Self-Perform Work)	$441,162
13	Terrazo Flooring	$42,463
14	Flooring	$316,452
15	Painting	$138,923
16	Plumbing	$429,467
17	HVAC	$1,447,831
18	Electrical	$956,905
19	Fire Suppression	$134,363
20	Conveying System	$55,908
21	Joint Sealants	$14,625
22	Overhead Coiling Doors	$27,008
23	Dock Equipment	$8,789
24	Demountable Wall System	$249,192
25	Interior Glass & Glazing	$102,201
26	Owner Appliances	$20,334
27	Window Treatments	$31,600
28	Outdoor Smoking Enclosure	$14,951
29	Low Voltage & Security	$225,807
30	Landscaping	$140,351

31	SUB TOTAL	$9,716,112

32	Building Permit Allowance	$30,000
34A	Fixed General Conditions	$1,251,283
34B	Design-Builder’s Fixed Fee (6.5%)	$746,355
34C	Contingency (2%)	$229,647
35	Shell/Core Design Services	$268,313
36	Civil Engineering	$41,300
37	Structural Engineering	$—
38	Interior Design Services	$250,000

39	Guaranteed Maximum Price TOTAL	$12,533,010

APPENDIX 6-1

Appendix 7

General Conditions Costs

Item Description

1.	The Project Manager(s), Project Executive(s) and Project Estimator(s)

2.	Field activities and supervision, including the superintendent, assistants, co-op students, field engineers and staff.

3.	The cost of all commercial vehicles and mileage associated with the project staff.

4.	The costs of travel accommodations and meals.

5.	The cost of all construction surveying and layout requirements.

6.	The cost of the creating and administering the project safety program and requirements.

7.	Costs and expenses incurred in establishing, operating and demobilizing the project site office, including the cost of furnishings, facsimile transmissions, long distance telephone calls, postage and express delivery charges, mobile communications, pagers, photocopying, supplies and petty cash expenses.

8.	Project signage for safety and coordination purposes.

9.	Project photographs, videotapes and other graphic representations.

10.	Portable toilets.

11.	Premiums and insurance (including Subcontractor Default Insurance, Commercial General Liability and Accidental Pollution Liability Coverage).

12.	Temporary utility requirements for the project and temporary offices including power, natural gas, temporary heat, water, sewer and phone requirements.

13.	Temporary partitions and other temporary enclosures.

14.	Temporary access and construction roads.

15.	Clean-up (including daily clean-up, final clean-up and glass cleaning).

16.	Dumpsters and/or waste disposal fees.

17.	Clean-up of public roadways and maintenance of construction entrance roadways.

18.	Copies and other reproduction expenses.

19.	Data processing costs

20.	File storage, databases and other digital archival and collaboration sources.

21.	Other direct job site costs that are customarily recognized as “general conditions” in the construction industry.

APPENDIX 7-1

Appendix 8

Design-Builder’s Self Performed Work

The Design-Builder will perform the following scope of Landlord’s Work as described in the Final Plan Components and as generally described herein:

Cast in Place Concrete

1.	Foundations

a.	Excavation, dewatering, subgrade preparation, backfill and formwork for all column pads, continuous foundations, grade beams and retaining walls

b.	Furnishing and installing all concrete foundation reinforcement.

c.	Furnishing and installing all concrete materials and accessories for all slab-on-grade concrete installations to include concrete materials, aggregates, vapor barrier, reinforcing materials, curing compounds and admixtures.

d.	Placing and finishing of all concrete materials for foundation work, including formwork, concrete pumping, saw cutting, application of curing compounds and/or sealers and concrete finishing.

2.	Slab-on Grade

a.	Subgrade and sub base preparation and maintenance for all slab-on-grade concrete installations

b.	Stone sub base installation and compaction for all slab-on-grade concrete installations.

c.	Furnishing and installing all concrete materials and accessories for all slab-on-grade concrete installations to include concrete materials, aggregates, vapor barrier, reinforcing materials, curing compounds and admixtures.

d.	Placing and finishing of all concrete materials for slab-on-grade installations, including formwork, concrete pumping, saw cutting, application of curing compounds and/or sealers and concrete finishing.

3.	Slab-on-deck

a.	Furnishing and installing all concrete materials and accessories for all slab-on-deck concrete installations to include concrete materials, aggregates, vapor barrier, reinforcing materials, curing compounds and admixtures.

b.	Placing and finishing of all concrete materials for slab-on-deck installations, including formwork, concrete pumping, saw cutting, application of curing compounds and/or sealers and concrete finishing.

4.	Concrete Paving

a.	Subgrade and sub base preparation and maintenance for concrete paving installations

b.	Stone sub base installation and compaction for all concrete paving installations.

c.	Furnishing and installing all concrete materials and accessories for concrete paving installations to include concrete materials, aggregates, reinforcing materials, curing compounds and admixtures.

APPENDIX 8-1

d.	Placing and finishing of all concrete materials for concrete paving installations, including formwork, concrete pumping, saw cutting, application of curing compounds and/or sealers and concrete finishing.

General Trades

1.	Wood Blocking

a.	Furnishing and installing all rough carpentry and wood blocking installations to include wood blocking for attachment of roof components and accessories, concealed wood blocking for anchorage of toilet partitions and accessories, concealed wood blocking for attachment of casework, door stops, visual display boards and other components

2.	Millwork and Finish Carpentry

a.	Furnish and installation of millwork items including but not limited to plastic laminate base and wall cabinets, plastic laminate tops, quartz ledge and counter tops and solid surface tops. Includes all fasteners and miscellaneous materials required for a complete millwork installation.

b.	Furnish and installation of finish carpentry items including but not limited to wood panel walls, wood base mold, wood handrails and banquettes. Includes all fasteners and miscellaneous materials required for a complete installation.

3.	Roof Screening System

a.	Furnish and installation of roof screening system including all fasteners and miscellaneous materials for a complete installation of the roof screen.

b.	This does not include the structural frame for the roof screen. That is included in the structural package.

4.	Doors, Frames and Hardware

a.	Furnish and installing all hollow metal exterior and interior doors frames including all fasteners and miscellaneous materials required for a complete frame installation.

b.	Furnish and installing all hollow metal exterior and interior hollow metal doors including all fasteners and miscellaneous materials required for a complete door installation.

c.	Furnish and installing all wood doors including all fasteners and miscellaneous materials required for a complete door installation.

d.	Furnish and installing all finish hardware including but not limited to lock sets, hinges, closers, panic devices, weather stripping, etc. including all fasteners and miscellaneous materials required for a complete finish hardware installation.

5.	Toilet Compartments and Accessories

a.	Furnish and installation of all toilet accessories including but not limited to mirrors, soap dispensers, paper towel dispensers, toilet paper holders, grab bars and sanitary napkin dispensers. Installation includes all fasteners and miscellaneous materials required for a complete toilet accessories installation.

APPENDIX 8-2

b.	Furnish and installation of toilet compartments including all fasteners and miscellaneous materials required for a complete installation.

6.	Tack Boards and White Boards

a.	Furnish and installation of all tack boards and white boards including all fasteners and materials required for a complete installation.

7.	Corner Guards

a.	Furnish and installation of the corner guards in the manufacturing area including all fasteners and miscellaneous material required for a complete installation.

8.	Lockers

a.	Furnish and installation of metal lockers including all fasteners and miscellaneous material for a complete installation.

9.	Flagpole

a.	Furnish and installation of a flag pole.

10.	Bike Rack

a.	Furnish and installation of a bike rack.

11.	Interior Signage

a.	Furnish and installation of all interior signage including fasteners and miscellaneous material required for a complete installation.

12.	Projection Screens

a.	Installation of the projection screens including all fasteners and material required for a complete installation.

APPENDIX 8-3

Appendix 9 – Tenant’s Design Work

The Tenant will provide the following minimum deliverables to produce the Tenant Drawings as defined further herein. In consideration of this design work, contracted and delivered directly by the Tenant and coordinated with the Landlord’s Work, the Landlord has provided included a credit of $250,000 to the Landlord’s Cost of the Work.

INTERIOR DESIGN SERVICES

- develop preliminary interior design concepts
- review with Building Committee
- revise interior design concepts based on Building Committee input
- develop workplace standards
- develop preliminary materials palette
- develop preliminary 3D images key interior spaces (maximum of 3 images)
- develop preliminary branding concepts with branding consultant retained by Owner
- present interior design concepts to Building Committee
- review interior design concepts with Developer for input
- revise interior design based on client input
- develop design details
- develop millwork preliminary design
- develop interior materials palette
- develop furniture typicals
- develop IT infrastructure requirements with IT consultant retained by Owner
- coordinate A/V design requirements with consultant retained by Owner
- develop branding concepts with branding consultant retained by Owner
- update 3D images per design refinements
- review with Building Committee
- review with Developer
- develop final interior design drawings and coordinate with architectural drawings
- develop final interior design specifications and coordinate with architectural specifications
- issue interior design construction documents
- issue interior design specifications

BIDDING SERVICES

- issue drawings and specifications for permit and bidding
- participate in pre-bid conference
- provide clarifications as required
- issue addenda as required for bid clarifications
- review bids and advise Building Committee
- participate in interview with preferred contractor/sub-contractors